Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

DATED AS OF MARCH 16, 2025

BY AND AMONG

METROCITY BANKSHARES, INC.,

METRO CITY BANK,

FIRST IC CORPORATION,

AND

FIRST IC BANK

Table of Contents

i

SCHEDULES AND EXHIBITS

Schedules:

Company Disclosure Schedule

Buyer Disclosure Schedule

Exhibits:

Exhibit A – Form of Voting Agreement

Exhibit B – Form of Support Agreement

Exhibit C – Form of Release Agreement

Exhibit D – Plan of Bank Merger

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is dated as of March 16, 2025, by and among MetroCity Bankshares, Inc., a Georgia corporation (“Buyer”), Metro City Bank, a Georgia state-chartered bank and wholly owned subsidiary of Buyer (“Buyer Bank”), First IC Corporation, a Georgia corporation (“Company”), and First IC Bank, a Georgia state-chartered bank and wholly owned subsidiary of Company (“Company Bank”). Capitalized terms used in this Agreement have the meaning set forth in Article VIII.

W I T N E S S E T H

WHEREAS, the board of directors of Buyer and the board of directors of Company have each (i) determined that this Agreement and the business combination and related transactions it contemplates are in the best interests of their respective entities and shareholders; and (ii) adopted this Agreement;

WHEREAS, in accordance with the terms of this Agreement, (i) Company will merge with and into Buyer, with Buyer as the surviving entity (the “Merger”), and (ii) Company Bank will thereafter merge with and into Buyer Bank, with Buyer Bank as the surviving entity (the “Bank Merger”);

WHEREAS, as a material inducement to Buyer and Buyer Bank to enter into this Agreement, (i) each director and Executive Officer of Company has entered into a voting agreement with Buyer, dated as of this date (a “Voting Agreement”), substantially in the form attached to this Agreement as Exhibit A, pursuant to which each such person has agreed to vote all shares of Company Common Stock (as defined in this Agreement) he or she owns in favor of the approval of this Agreement and the transactions it contemplates, and (ii) each non-executive director of Company and Company Bank has entered into a support agreement, substantially in the form attached to this Agreement as Exhibit B (the “Director Support Agreements”);

WHEREAS, for federal income tax purposes (and, if applicable, state and local tax purposes), the parties intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code (and any comparable provision of state law) and relevant Treasury Regulations, and that this Agreement shall constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356 and 361 of the Code (and the Treasury Regulations thereunder and any relevant comparable provision of state law); and

WHEREAS, the parties desire to make certain representations, warranties, and agreements and prescribe certain conditions in connection with the transactions described in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

Article I

THE MERGER

Section 1.01          The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Company shall merge with and into Buyer in accordance with the Georgia Business Corporation Code (the “GBCC”) and other applicable Law. Upon consummation of the Merger, the separate corporate existence of Company shall cease and Buyer shall survive and continue to exist as a corporation incorporated under the GBCC (in such capacity, the “Surviving Entity”).

Section 1.02          The Bank Merger. After the Merger, Company Bank shall merge with and into Buyer Bank , with Buyer Bank as the surviving entity in the Bank Merger (in such capacity, the “Surviving Bank”) and, following the Bank Merger, the separate corporate existence of Company Bank shall cease. The parties agree that the Bank Merger shall become effective at such time following the Closing as Buyer shall specify. The Bank Merger shall be implemented pursuant to the agreement and plan of bank merger attached as Exhibit D (the “Plan of Bank Merger”). Prior to the Closing, (a) Company shall cause the Plan of Bank Merger to be duly executed by Company Bank and delivered to Buyer, (b) Buyer shall cause Buyer Bank to duly execute and deliver the Plan of Bank Merger to Company, and (c) Company shall cause Company Bank, and Buyer shall cause Buyer Bank, to execute, deliver, file or obtain, as applicable, such certificates or articles of merger and such other documents and certificates as are necessary to effectuate the Bank Merger immediately following the Closing (the “Bank Merger Certificates”).

Section 1.03          Closing. Unless otherwise mutually agreed to by the parties, the closing of the Merger (the “Closing”) shall take place by electronic exchange of documents on a date (the “Closing Date”) which is five (5) Business Days following the last to occur of the receipt of all necessary regulatory and governmental approvals and consents and the expiration of all statutory waiting periods and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VI of this Agreement (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof) (the “Approval Date”), provided, however, that if the Approval Date occurs during the month immediately prior to the start of Buyer’s next fiscal quarter, the Closing shall occur on the last Business Day of the month in which the Approval Date occurs with an Effective Time as of 12:01 a.m. on the first calendar day of the month of Buyer’s next fiscal quarter. At the Closing, there shall be delivered to Buyer and Company the certificates and other documents required to be delivered under Article VI of this Agreement.

Section 1.04          Effective Time. Subject to the terms and conditions of this Agreement, Buyer and Company shall make all such filings as may be required by applicable Laws to consummate the Merger. The Merger shall become effective as set forth in the certificate of merger related to the Merger (the “Certificate of Merger”) that shall be filed with the Georgia Secretary of State on or prior to the Closing Date. The “Effective Time” of the Merger shall be the date and time when the Merger becomes effective as set forth in the Certificate of Merger.

Section 1.05          Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation and Bylaws of Buyer as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Entity until thereafter amended in accordance with applicable Law.

Section 1.06          Directors and Officers of the Surviving Entity. At the Effective Time, the directors and officers of Buyer as of immediately prior to the Effective Time shall, at and after the Effective Time, be the directors and officers, respectively, of the Surviving Entity, and each such individual shall hold office until his or her successor is elected and qualified or otherwise in accordance with the Articles of Incorporation and Bylaws of the Surviving Entity.

Section 1.07          Tax Consequences. For federal income tax purposes (and, if applicable, state and local tax purposes), it is intended that each of the Merger and the Bank Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code (and any comparable provision of state law) and relevant Treasury Regulations, and that this Agreement shall constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356 and 361 of the Code (and the Treasury Regulations thereunder and any comparable provisions of state law). This Agreement shall be interpreted consistent with that intent. No party shall take or cause to be taken (or permit any of its Affiliates to take or cause to be taken) any action, or fail to take or cause to be taken (or permit any of its Affiliates to fail to take or cause to be taken) any action, in each case, which would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Each party hereto shall cause all Tax Returns to be prepared and filed on the basis of treating each of the Merger and the Bank Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and shall not (or permit any of its Affiliates to) take any position inconsistent therewith in any Tax filing or action, except as otherwise required by a “determination” (within the meaning of Section 1313(a) of the Code).

Section 1.08          Additional Actions. If, at any time after the Effective Time, Buyer shall consider or be advised that any further deeds, documents, assignments, or assurances in Law or any other acts are necessary or desirable to carry out the purposes of this Agreement, Company and its officers and directors shall be deemed to have granted to Buyer an irrevocable power of attorney (or shall take, or cause to be taken, all such necessary action as may be reasonably requested by Buyer) to execute and deliver all deeds, assignments, documents, or assurances in Law and to perform any other acts as are necessary or desirable to carry out the purposes of this Agreement, and the officers and directors of Buyer are authorized in the name of Company or otherwise to take any and all additional actions they deem necessary or advisable.

Article II

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01          Merger Consideration; Effects on Capital Stock of the Merger. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, Company or any shareholder of Company:

(a)            Each share of Buyer Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b)            Each share of Company Common Stock (i) held as treasury stock or (ii) owned directly by Buyer or its Subsidiaries (other than, in the case of clause (ii), shares in trust or custodial accounts, managed accounts and the like for the benefit of customers or shares held in satisfaction of a debt previously contracted) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion, and no payment shall be made with respect to them.

(c)            Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (except for “Dissenting Shares” as provided in Section 2.09 below and shares described in Section 2.01(b) above) shall become and be converted into the right to receive the following consideration:

(i)            an amount of cash without interest equal to the quotient of (A) $111,965,213, subject to adjustment as provided in Section 2.02(a), Section 2.07(a) and Section 7.01(i), as applicable (as adjusted, the “Aggregate Cash Consideration”), divided by (B) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, rounded to the nearest cent (such amount, the “Per Share Cash Consideration”); and

(ii)            a number (such number, the “Exchange Ratio”), as adjusted in accordance with the terms of this Agreement (including as provided in Section 7.01(i)), of validly issued, fully paid and nonassessable shares of Buyer Common Stock equal to the quotient of (A) the Aggregate Stock Consideration divided by (B) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, rounded to the nearest ten thousandth (such amount, the “Per Share Stock Consideration”). “Aggregate Stock Consideration” means 3,384,588 shares of Buyer Common Stock, subject to appropriate adjustment (without duplication based on the same adjustment being provided elsewhere in this Agreement) for any stock split, reverse stock split, recapitalization, reclassification or similar transaction with respect to the then outstanding shares of Buyer Common Stock declared or effected after the date of this Agreement and prior to the Closing Date.

Section 2.02          Adjustment to Merger Consideration; Expense Allowance.

(a)            In connection with the Agreement and the transactions contemplated hereby, Company shall be permitted an expense allowance for Transaction Costs in an amount not to exceed $12,500,000 on a pre-tax basis (such amount, the “Transaction Expense Allowance”). In the event that the Final Transaction Costs exceed the Transaction Expense Allowance as of the close of business on the third Business Day preceding the Closing Date (such date the “Calculation Date”), then the Aggregate Cash Consideration will be reduced, on a dollar for dollar basis, by an amount equal to the difference between the Final Transaction Costs and the Transaction Expense Allowance (the “Expense Reduction”).

(b)            If the Final Transaction Costs set forth in the Final Expense Statement are less than the Transaction Expense Allowance, then immediately prior to the Effective Time, Company may declare and pay to each holder of record of Company Common Stock a cash dividend for each outstanding share of Company Common Stock equal to the quotient of (a) the difference between the Transaction Expense Allowance and the Final Transaction Costs, divided by (b) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, rounded to the nearest cent (the “Special Dividend”). Any funds used by the Company to pay the Special Dividend to the holders of Company Common Stock shall be paid solely from the Company’s assets and funds and Company shall not be funded or reimbursed for the Special Dividend, directly or indirectly, for any portion of the Special Dividend by Buyer or any of its Affiliates.

(c)            At least ten (10) Business Days prior to the Closing Date, Company shall deliver to Buyer a statement (the “Initial Expense Statement”) setting forth the Final Transaction Costs, including any Transaction Costs projected through the Closing Date, with all necessary and appropriate supporting information and documentation that is reasonably satisfactory to Buyer. Company shall also update the Initial Expense Statement following its delivery, if necessary, to reflect any changes therein. If Buyer does not object in writing to the Initial Expense Statement within five (5) Business Days after the date the Company delivers the Initial Expense Statement to Buyer, the Initial Expense Statement shall be deemed to be accepted by Buyer and shall constitute the Final Expense Statement, subject only to any further changes mutually agreed upon by both Buyer and the Company. In the event Buyer disputes any item in the Initial Expense Statement, the parties shall confer in good faith to resolve any such dispute. The term “Final Expense Statement” shall mean the Initial Expense Statement, as it may be adjusted to reflect any changes or resolve any disputes, as reasonably agreed upon by the parties as of the Calculation Date.

(i)            “Transaction Costs” means the amount of all of the costs and expenses of Company or Company Bank incurred (or to be incurred) in connection with the transactions contemplated by this Agreement through the Closing Date, including without limitation: (i) the amount of any costs, fees, expenses and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with this Agreement or the transactions contemplated hereby; (ii) the amount of all legal and accounting fees and other expenses incurred in connection with the negotiation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby; (iii) the amount of any costs, fees, expenses, contract payments, penalties or liquidated damages paid or accrued in connection with the termination of contracts by Company or Company Bank, including any and all expenses charged by Company or Company Bank’s service, software or technology company providers or vendors, including for deconversion and release of records, electronic or otherwise, such contracts being set forth on Buyer Disclosure Schedule 2.02(c)(i)(iii); provided, however, that Buyer shall have the right to add to or modify Buyer Disclosure Schedule 2.02(c)(i)(iii) up to thirty (30) days after the date of this Agreement, after which Buyer shall not be permitted to modify or change the requested termination of the contracts set forth on Buyer Disclosure Schedule 2.02(c)(i)(iii); (iv) the amount of any payments to be made pursuant to any existing employment, change in control, salary continuation, deferred compensation or other similar agreements or arrangements or severance, noncompetition, retention or bonus arrangements between Company or Company Bank and any other Person (as defined herein) (including any “excess parachute payments” within the meaning of Section 280G of the Code or similarly applicable state law) and in excess of the applicable amount accrued for any such payment in accordance with GAAP on Company’s consolidated balance sheet in the ordinary course of business and consistent with past practices; (v) the amount of any payroll or other similar Tax required to be expensed in connection with any payments or benefits described in clause (iv); (vi) the amount of any cost to terminate and liquidate any Company Benefit Plan and to pay all related expenses and fees, including expenses and fees associated with any governmental filings in connection with such termination, to the extent such termination is required hereunder or requested by Buyer; (vii) the amount of all unaccrued and unpaid Taxes which are due and owing as a result of unbudgeted, missed, incomplete, or past due payments, including all penalties and interest thereon, subject to Section 5.27(b); and (viii) such other amounts as are agreed upon by Company and Buyer. For illustrative purposes, Company Disclosure Schedule 2.02(c)(i) sets forth a projection of the Transaction Costs as of the date of this Agreement.

(ii)            “Final Transaction Costs” means all Transaction Costs, all of which shall be set forth in the Final Expense Statement (as defined herein) delivered pursuant to Section 2.02 of this Agreement. To the extent any Transaction Costs are unknown or cannot be calculated prior to the delivery of the Final Expense Statement, Company and Buyer shall confer in good faith and agree upon reasonable estimates thereof for purposes of determining the Final Transaction Costs.

Section 2.03          Rights as Shareholders; Stock Transfers. All shares of Company Common Stock, if and when converted as provided in Section 2.01(c) of this Agreement, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate previously evidencing them shall represent only the right to receive for each share of Company Common Stock, the Merger Consideration and any cash in lieu of fractional shares of Buyer Common Stock in accordance with this Article II. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of Company, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of Buyer Common Stock as provided under this Article II. After the Effective Time, there shall be no transfers on the stock transfer books of Company of shares of Company Common Stock.

Section 2.04          Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Buyer Common Stock will be issued in the Merger. Buyer shall instead pay to each holder of a fractional share of Buyer Common Stock an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the VWAP of the Buyer Common Stock for the ten (10) consecutive trading days ending on the third (3rd) trading day immediately preceding the Closing Date, rounded to the nearest whole cent as provided by Bloomberg L.P.

Section 2.05          Exchange Procedures.

(a)            Prior to the Effective Time, for the benefit of the holders of Certificates, (i) Buyer shall cause to be delivered to the Exchange Agent, for exchange in accordance with this Article II, certificates representing the shares of Buyer Common Stock issuable pursuant to this Article II or evidence of shares in book entry form (“New Certificates”) and (ii) Buyer shall deliver, or shall cause to be delivered, to the Exchange Agent cash equal to the aggregate amount of the Aggregate Cash Consideration issuable pursuant to this Article II plus an estimated amount of cash to be paid in lieu of fractional shares of Buyer Common Stock (that cash and New Certificates being referred to as the “Exchange Fund”).

(b)            As promptly as practicable, but in any event no later than five (5) Business Days following the Effective Time, and provided that Company has delivered, or caused to be delivered, to the Exchange Agent all information that is reasonably necessary for the Exchange Agent to perform its obligations, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates who has not previously surrendered their Certificate of Certificates, an appropriate and customary letter of transmittal in form and substance mutually agreed upon by the parties (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration (including cash in lieu of fractional shares) as provided for in this Agreement. Buyer shall provide in the exchange agreement with the Exchange Agent that, upon surrender of a Certificate for exchange and cancellation to the Exchange Agent in reasonably appropriate form for such purpose, together with a reasonably complete letter of transmittal, duly executed, Exchange Agent will promptly pay, and the holder of the Certificate shall be entitled to receive in exchange, as applicable, (i) a New Certificate representing that number of shares of Buyer Common Stock to which the former holder of Company Common Stock shall have become entitled pursuant to this Agreement, (ii) a check or wire transfer representing that amount of cash to which the former holder of Company Common Stock shall have become entitled pursuant to this Agreement, and/or (iii) a check or wire transfer representing the amount of cash (if any) payable in lieu of a fractional share of Buyer Common Stock which the former holder has the right to receive in respect of the Certificate surrendered pursuant to this Agreement, and the Certificate so surrendered shall be cancelled. Until surrendered as contemplated by this Section 2.05(b), each Certificate (except for “Dissenting Shares” as provided in Section 2.09 below and Certificates representing shares described in Section 2.01(b) of this Agreement) shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender the Merger Consideration and cash in lieu of fractional shares of Buyer Common Stock as provided for in this Agreement and any unpaid dividends and distributions as provided in paragraph (c) of this Section 2.05 and any unpaid dividend with respect to the Company Common Stock with a record date that is prior to the Effective Time. No interest shall be paid or accrued on any cash constituting Merger Consideration (including any cash in lieu of fractional shares) and any unpaid dividends and distributions payable to holders of Certificates. For shares of Company Common Stock held in book entry form, Buyer shall establish procedures for delivery which shall be reasonably acceptable to Company.

(c)            All shares of Buyer Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by Buyer in respect of the Buyer Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Buyer Common Stock issuable pursuant to this Agreement. No dividends or other distributions with a record date after the Effective Time with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder shall surrender his or her Certificate in accordance with this Section 2.05. After the surrender of a Certificate in accordance with this Section 2.05, the record holder shall be entitled to the prompt payment of any dividends or other distributions, without any interest, which had become payable with respect to shares of Buyer Common Stock represented by the Certificate.

(d)            The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver cash and a New Certificate or New Certificates representing shares of Buyer Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Common Stock for exchange as provided in this Section 2.05, or an appropriate affidavit of loss and indemnity agreement and a bond in such amount as may be reasonably required in each case by Buyer (but not more than the amount required under Buyer’s contract with its transfer agent). If any New Certificates evidencing shares of Buyer Common Stock are to be issued in a name other than that in which the Certificate evidencing Company Common Stock surrendered in exchange is registered, it shall be a condition of the issuance that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer, and that the Person requesting the exchange pay to the Exchange Agent any transfer or other recordation Tax required by reason of the issuance of a New Certificate for shares of Buyer Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that any Tax has been paid or is not payable.

(e)            Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company for twelve (12) months after the Effective Time (as well as any interest or proceeds from any investment of the Exchange Fund) shall be delivered by the Exchange Agent to Buyer. Any shareholders of Company who have not complied with Section 2.05(b) of this Agreement shall thereafter look only to the Surviving Entity for the Merger Consideration, any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled in respect of each share of Company Common Stock such shareholder held immediately prior to the Effective Time, deliverable in respect of each share of Company Common Stock the shareholder holds as determined pursuant to this Agreement, in each case without any interest. If outstanding Certificates for shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable Law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to the property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of Company Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of Company to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be deemed conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration represented by the Certificate and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.

(f)            Buyer (through the Exchange Agent, if applicable) and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock any amounts as Buyer (or any other applicable withholding agent) is required to deduct and withhold under applicable Law; provided, however, that Buyer or the Exchange Agent, as applicable, shall provide the Person subject to such deduction or withholding with at least five (5) Business Days written notice of the amount and nature of such deduction or withholding and shall provide such Person with a reasonable opportunity to mitigate or eliminate such deduction or withholding. Any amounts so deducted and withheld, and timely remitted to the applicable Taxing Authority, shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock for whom the deduction and withholding was made by Buyer (or any other applicable withholding agent).

Section 2.06          Anti-Dilution Provisions. In the event Buyer changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Buyer Common Stock, the Exchange Ratio shall be proportionately and appropriately adjusted so as to provide the holders of the Company Common Stock the same economic benefit as contemplated by this Agreement prior to that event; provided that, for the avoidance of doubt, no adjustment shall be made with regard to Buyer Common Stock if (i) Buyer issues additional shares of Buyer Common Stock and receives consideration for such shares (including, without limitation, upon the exercise of outstanding stock options or other equity awards) or (ii) Buyer issues employee or director stock grants or similar equity awards pursuant to a Buyer Benefit Plan in existence as of the date of this Agreement.

Section 2.07          Options and Restricted Stock.

(a)            Each option to purchase Company Common Stock (each referred to as an “Option,” and collectively referred to as the “Options”) granted under Company’s 2009 Equity Compensation Plan and 2018 Omnibus Incentive Plan (as amended, the “Company Equity Plans”), whether vested or unvested, which is outstanding immediately prior to the Effective Time and which has not been exercised or canceled prior thereto shall, at the Effective Time, fully vest (to the extent not vested) and be canceled and, on the Closing Date, Company or Company Bank shall pay to the holder thereof cash in an amount equal to the product of (i) the number of shares of Company Common Stock provided for in each such Option, and (ii) the excess, if any, of (x) the Per Share Cash Equivalent Consideration over (y) the Exercise Price (the “Cash Payment”). The Aggregate Cash Consideration will be reduced on a dollar for dollar basis in an amount equal to the aggregate of any Cash Payments to be paid pursuant to this Section 2.07(a). Any Option for which the Exercise Price exceeds the Per Share Cash Equivalent Consideration shall be cancelled as of the Effective Time without payment. For purposes of this Section 2.07(a), “Exercise Price” shall mean the exercise price per share of Company Common Stock provided for with respect to such Option. The Cash Payment shall be paid in cash within five (5) Business Days after the Closing Date, shall be made without interest and shall be less applicable tax withholdings. Company shall prohibit the exercise of any Option beginning on and after the fifth (5) Business Day immediately preceding the Closing Date.

(b)            Reserved.

(c)            At the Effective Time, the Company Equity Plans and all related grant agreements thereunder shall terminate and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be of no further force and effect.

(d)            At or prior to the Effective Time, Company, the board of directors of Company and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary, including obtaining consents from the holders of outstanding Options, for the treatment of the Options and to effectuate the provisions of this Section 2.07.

Section 2.08          Tax Adjustment. Notwithstanding anything in this Agreement to the contrary, to preserve the status of the Merger as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code, if the value of the aggregate Stock Consideration (based upon the VWAP of the Buyer Common Stock for the ten (10) consecutive trading days ending on the third (3rd) trading day immediately preceding the Closing Date) would be less than forty percent (40%) of the sum of (i) the Aggregate Cash Consideration, (ii) the Aggregate Stock Consideration, and (iii) any other amounts that would be considered “boot” received by the shareholders of Company for purposes of Section 368(a) of the Code, then the Exchange Ratio will be increased with a corresponding decrease to the Aggregate Cash Consideration so that the Aggregate Stock Consideration is equal to forty percent (40%) of the sum of (i) the Aggregate Cash Consideration, (ii) the Aggregate Stock Consideration, and (iii) any other amounts that would be considered “boot” received by the shareholders of Company for purposes of Section 368(a) of the Code, without changing the value of the Merger Consideration under Section 2.01 of this Agreement. For the avoidance of doubt, any adjustment to the Merger Consideration pursuant to Section 7.01(i)(ii) shall be subject to this Section 2.08.

Section 2.09          Dissenting Shares. Shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by persons who have properly exercised, and not withdrawn or waived, dissenters’ rights with respect thereto (“Dissenting Shares”) in accordance with the GBCC will not be converted into the right to receive the Merger Consideration, but will be entitled in lieu thereof, to receive the fair value of their shares of Company Common Stock (the “Dissenters Cash Payment”) unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the GBCC. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Company Common Stock will thereupon be treated as if they had been converted at the Effective Time into the right to receive the Merger Consideration, without any interest thereon. Company will give Buyer prompt notice of any notices of intent to demand payment received by Company with respect to shares of Company Common Stock. Prior to the Effective Time, Company will not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands. If the amount paid to a dissenting shareholder exceeds such dissenting shareholders’ Merger Consideration, such excess amount shall not reduce the amount of Merger Consideration paid to other holders.

Article III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Section 3.01          Making of Representations and Warranties.

(a)            Concurrently with the execution of this Agreement, Company has delivered to Buyer a schedule (the “Company Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Article III or to one or more of its covenants contained in Article V; provided, however, that the mere inclusion of an item on the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Company that such item represents a material exception or fact, event or circumstance or that the item disclosed is or would reasonably be expected to have a Material Adverse Effect with respect to Company.

(b)            Except as set forth on the Company Disclosure Schedule; provided that any disclosures made in the Company Disclosure Schedule with respect to a section of this Article III shall be deemed only to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Company and Company Bank represent and warrant as follows:

Section 3.02          Organization, Standing and Authority.

(a)            Company is a Georgia corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and is duly registered with the FRB as a bank holding company under the BHC Act and meets the applicable requirements for qualification as a bank holding company under the BHC Act and the regulations of the FRB. Company is duly licensed or qualified to do business in the State of Georgia and each other foreign jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)            Company Bank is a Georgia state-chartered bank duly organized, validly existing, and in good standing under the Laws of the State of Georgia. Company Bank’s deposits are insured by the FDIC in the manner and to the full extent permitted by law, and all premiums and assessments required to be paid to the FDIC have been paid by Company Bank when due. Company Bank is a member in good standing of the FHLB. Except as Previously Disclosed, Company Bank is duly licensed or qualified to do business in the State of Georgia and each other foreign jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.03          Capital Stock. The authorized capital stock of Company consists of 15,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock of the Company, par value $1.00 per share (“Company Preferred Stock”). As of the date of this Agreement, there were (i) no shares of Company Preferred Stock outstanding, (ii) 9,070,161 shares of Company Common Stock outstanding, (iii) 84,414 shares reserved for issuance under existing Options, (iv) no shares held in treasury, (v) no shares held by Company Subsidiaries, and (vi) no shares reserved for future issuance pursuant to the Company Equity Plans. The outstanding shares of Company Common Stock have been duly authorized and are validly issued and are fully paid and non-assessable. Company Disclosure Schedule 3.03 sets forth the name of each holder of an outstanding Option granted under the Company Equity Plans, identifying the nature of the award; the applicable Company Equity Plan pursuant to which such award was granted; the aggregate amount of outstanding Options and the weighted average strike price of outstanding Options; as to Options, the number of shares of Company Common Stock subject to each Option, the grant, vesting and expiration dates and the exercise price relating to the Options held; and for restricted stock awards, the number of shares of Company Common Stock subject to each award, and the grant and vesting dates. There are no options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which Company is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Company or any of Company’s Subsidiaries or obligating Company or any of Company’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Company or any of Company’s Subsidiaries other than those listed in Company Disclosure Schedule 3.03. All shares of Company Common Stock subject to issuance as set forth in this Section 3.03 or Company Disclosure Schedule 3.03 shall, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Company or any of Company’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or capital stock of any of Company’s Subsidiaries or any other securities of Company or any of Company’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. All of the outstanding shares of capital stock of each of Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and all such shares are owned by Company free and clear of all security interests, liens, claims, pledges, taking actions, agreements, limitations in Company’s voting rights, charges or other encumbrances of any nature whatsoever. Neither Company nor any of its Subsidiaries has any trust capital securities or other similar securities outstanding. No bonds, debentures, notes or other indebtedness issued by Company or any of its Subsidiaries (i) having the right to vote on any matters on which shareholders of Company may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is directly based upon or derived from the capital stock, voting securities or other ownership interests of Company, are issued or outstanding.

Section 3.04          Subsidiaries.

(a)            Other than Company Bank, Company has no other Subsidiaries. There are no contracts, commitments, understandings, or arrangements by which any Subsidiary is or may be bound to sell or otherwise transfer any of its equity securities (other than to Company or a wholly-owned Subsidiary of Company). There are no contracts, commitments, understandings, or arrangements relating to Company’s rights to vote or to dispose of the securities of any Subsidiary.

(b)            Except as set forth in Company Disclosure Schedule 3.04(b), Company does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

Section 3.05          Corporate Power; Minute Books. Company and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of Company and Company Bank has the corporate power and authority to execute, deliver, and perform its obligations under this Agreement and to consummate the contemplated transactions, subject to receipt of all necessary approvals of Governmental Authorities and the approval of Company’s shareholders of this Agreement and of Company Bank and Company of the Plan of Bank Merger. Company has made available to Buyer complete and correct copies of the minutes of all meetings of the board of directors and each committee of the board of directors of Company and the board of directors and each committee of the boards of directors of Company’s Subsidiaries held between January 1, 2023 and February 11, 2025 provided, that such minutes did not contain any discussions related to deliberations of the boards of directors of Company and Company’s Subsidiaries with respect to the consideration of the sale of Company and were redacted to exclude any discussions of regulatory examination ratings or other confidential supervisory information and other merger and acquisition opportunities. The minute books of Company and each of its Subsidiaries contain true, complete and accurate in all material respects records of all corporate actions taken by shareholders of Company and each of its Subsidiaries and the boards of directors of Company and each of its Subsidiaries (including committees of such boards of directors).

Section 3.06          Corporate Authority. Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been adopted by the board of directors of Company. Except for the approval of this Agreement by the holders of at least a majority of the Company Common Stock outstanding and entitled to be cast thereon (the “Requisite Company Shareholder Approval”) and the adoption of the Plan of Bank Merger by the board of directors of Company Bank and Company, in its capacity as the sole shareholder of Company Bank, no other corporate proceedings on the part of Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. Company’s board of directors has directed that this Agreement be submitted to Company’s shareholders for approval and, except for the receipt of the Requisite Company Shareholder Approval in accordance with the GBCC, Company’s Articles of Incorporation and Bylaws, no other vote of the shareholders of Company is required by Law, Company’s Articles of Incorporation or Bylaws to approve this Agreement and the transactions contemplated by this Agreement. Each of Company and Company Bank has duly executed and delivered this Agreement and, assuming due authorization, execution, and delivery by Buyer and Buyer Bank, this Agreement is a valid and legally binding obligation of Company and Company Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 3.07          Regulatory Approvals; No Defaults.

(a)            No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained in connection with the execution, delivery, or performance by Company of this Agreement or to consummate the contemplated transactions (including the Bank Merger), except for (i) as applicable, filings of, applications or notices with, and consents, approvals or waivers by, or the making of satisfactory arrangements with, the FRB, the FDIC, FINRA, and the GDBF, (ii) the Requisite Company Shareholder Approval, (iii) the approval of the Bank Merger and the Plan of Bank Merger by Company, the sole shareholder of Company Bank and the filing of the Bank Merger Certificates, (iv) the filing and effectiveness of the Registration Statement with the SEC, (v) the approval of the listing on The Nasdaq Global Select Market (“Nasdaq”) of the Buyer Common Stock to be issued in the Merger (the “Buyer Share Issuance”), (vi) the filing of the Certificate of Merger with the Georgia Secretary of State, (vii) as Previously Disclosed, and (viii) such filings as are required to be made or approvals as are required to be obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of Buyer Common Stock in the Merger. Each consent, approval, receipt, or waiver by the FRB, the FDIC and the GDBF as referred to in clause (i) is a “Regulatory Approval.” To Company’s Knowledge as of the date of this Agreement, there is no fact or circumstance relating to Company that would reasonably be expected to result in any of the approvals set forth above and referred to in Section 6.01(b) not being received in order to permit consummation of the Merger and Bank Merger on a timely basis.

(b)            Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the immediately preceding paragraph and the expiration of the related waiting periods, the execution, delivery, and performance of this Agreement by Company and Company Bank, as applicable, and the consummation of the transactions contemplated by this Agreement do not and will not (i) constitute a breach or violation of, or a default under, the Articles of Incorporation or Bylaws (or similar governing documents) of Company or any of its Subsidiaries, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction or Privacy Obligation applicable to Company or any of its Subsidiaries, or any of their respective properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clauses (ii) and (iii) above, for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to Company.

Section 3.08          Reports; Internal Control.

(a)            Except as Previously Disclosed, Company and each of its Subsidiaries have timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments, that they were required to file since December 31, 2022 with any Governmental Authority and have paid all material fees and assessments due and payable in connection with any filings Company was required to make. Subject to Section 9.06 of this Agreement, except for normal examinations conducted by a Governmental Authority in the regular course of the business of Company and its Subsidiaries or as set forth on Company Disclosure Schedule Section 3.08(a), no Governmental Authority has notified Company that it has initiated any proceeding or, to Company’s Knowledge, threatened any investigation into the business or operations of Company or any of its Subsidiaries since December 31, 2022. Subject to Section 9.06 of this Agreement, there is no material unresolved violation or exception by any Governmental Authority with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any such Governmental Authority of, Company or any of its Subsidiaries.

(b)            Based on its most recent evaluation prior to the date of this Agreement, Company has not had to disclose to Company’s outside auditors and the audit committee of Company’s board of directors (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect Company’s ability to record, process, summarize, and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting.

(c)            The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or accountants (including all means of access to them), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the following sentence. Company and its Subsidiaries have devised and maintained and currently maintain a system of internal accounting controls designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(d)            Since December 31, 2022, (x) neither Company nor any of its Subsidiaries nor, to Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of Company or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing Company or any of its Subsidiaries, whether or not employed by Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duties or similar violation by Company or any of its officers, directors, employees, or agents to the board of directors of Company or any committee of the board of directors or, to Company’s Knowledge, to any director or officer of Company.

Section 3.09          Financial Statements; Undisclosed Liabilities.

(a)            Company has furnished or made available to Buyer copies of Company’s audited consolidated balance sheets as of December 31, 2023 and 2022, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity and cash flows for the years ended December 31, 2023 and 2022, accompanied by the report thereon of Company’s independent auditors, and copies of Company’s unaudited consolidated balance sheet as of December 31, 2024, and the related consolidated statement of income (the “Company Annual Financial Statements”). Company has also furnished or made available to Buyer copy of the Consolidated Reports of Condition and Income (the “Call Reports”) filed by Company Bank as of and for each period during the year ended December 31, 2024. The Company Annual Financial Statements and the Call Reports are collectively referred to in this Agreement as the “Company Financial Statements”.

(b)            The Company Annual Financial Statements have been prepared from the books and records of Company and its Subsidiaries and are true, correct and complete in all material respects and fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of Company at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, subject to, in the case of the unaudited consolidated financial statements of Company included in the Company Annual Financial Statements, normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company). The Call Reports are true, correct and complete in all material respects and fairly present, in all material respects, the financial position of Company Bank and the results of its operations at the dates, and for the periods indicated in compliance with the rules and regulations of applicable federal banking authorities. The books and records of Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(c)            Except for (i) those liabilities that are fully reflected or reserved for in the audited consolidated financial statements of Company included in the Company Annual Financial Statements, (ii) liabilities or obligations incurred in the ordinary course of business since December 31, 2023 in amounts consistent with past practice; (iii) liabilities that have been discharged or paid in full before the Effective Date; (iv) liabilities arising from information Previously Disclosed; or (v) liabilities or obligations incurred directly as a result of this Agreement, neither Company nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability, other than pursuant to or as contemplated by this Agreement or that, either alone or when combined with all other liabilities of a type not described in clause (i) or (ii), has had, or would be reasonably expected to have, a Material Adverse Effect with respect to Company.

Section 3.10          Absence of Certain Changes or Events.

(a)            Since December 31, 2023 (the “Company Balance Sheet Date”), there has not been (i) any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows, or properties of Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Company, and to the Knowledge of the Company, no fact or condition exists which is reasonably likely to cause a Material Adverse Effect with respect to the Company in the future, (ii) any change by Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable Law or GAAP or regulatory accounting as concurred in by Company’s independent accountants, (iii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the ordinary course of business consistent with past practice, (iv) any material election made by Company or any of its Subsidiaries for federal or state income tax purposes, (v) any material change in the credit policies or procedures of Company or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive, (vi) other than loans and loan commitments, investment securities, and other real estate owned in the ordinary course of business and consistent with past practice, any material acquisition or disposition of any assets or properties, or any contract for any acquisition or disposition entered into, or (vii) any material lease of real or personal property entered into, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice.

(b)            Except as otherwise expressly permitted or expressly contemplated by this Agreement, and except as set forth in Company Disclosure Schedule 3.10(b), since the Company Balance Sheet Date, the Company and its Subsidiaries have carried on its business in the ordinary course consistent with past practice and there has not been: (i) any entry by Company or any of its Subsidiaries into any contract or commitment of more than (A) $75,000 in the aggregate or (B) $75,000 per annum with a term of more than one year, other than contracts, borrowings, loans and loan commitments in the ordinary course of business, or (ii) other than in the ordinary course of business, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other equity-based compensation (including phantom stock awards) or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of Company or any of its Subsidiaries, or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any action not in the ordinary course of business with respect to the compensation or employment of directors, officers, or employees of Company or any of its Subsidiaries.

Section 3.11          Legal Proceedings.

(a)            Subject to Section 9.06 of this Agreement, neither Company nor any of its Subsidiaries is, or since December 31, 2022, has been, a party to any, nor are there any pending or, to Company’s Knowledge, threatened, civil, criminal, administrative or regulatory actions, suits, demand letters, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of noncompliance or other proceedings of any nature against Company or any of its Subsidiaries that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to Company, or challenge the validity or propriety of the transactions contemplated by this Agreement.

(b)            Subject to Section 9.06 of this Agreement, there is, and since December 31, 2022 has been, no injunction, order, judgment, or decree imposed upon Company, any of its Subsidiaries, or the assets of Company or any of its Subsidiaries, and neither Company nor any of its Subsidiaries has been advised of, or is aware of, the threat of any such action.

Section 3.12          Compliance With Laws.

(a)            Except as Previously Disclosed, Company and each of its Subsidiaries is and since December 31, 2022, has been in compliance in all material respects with all applicable federal, state, local statutes, Laws, Privacy Obligations, regulations, ordinances, rules, judgments, orders or decrees or applicable to Company, its Subsidiaries and their respective employees, including without limitation, all Laws related to data protection or privacy, the USA PATRIOT Act, Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and any other Law relating to discriminatory lending, financing or leasing practices, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act and the Dodd-Frank Act. Company and each of its Subsidiaries have, since December 31, 2022, properly certified foreign deposit accounts and made necessary tax withholdings on deposit accounts, timely and properly filed and maintained requisite “Currency Transaction Reports” and other related forms, including requisite “Custom Reports” required by any agency of the United States Treasury Department, including the IRS, in all cases in material compliance with the applicable laws and regulations, and timely filed Suspicious Activity Reports with the Financial Institutions - Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it under the laws and regulations referenced in this Section 4.35 in material compliance with the applicable laws and regulations.

(b)            Except as Previously Disclosed, Company and each of its Subsidiaries has all material permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Company’s Knowledge, no suspension or cancellation of any of them is threatened.

(c)            Except as Previously Disclosed and subject to Section 9.06 of this Agreement, neither Company nor any of its Subsidiaries has received, since December 31, 2022, written notification or communication from any Governmental Authority, or to the Company’s Knowledge, oral notification (i) asserting that it is not in material compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any material license, franchise, permit or governmental authorization (nor, to Company’s Knowledge, do any grounds for any of the foregoing exist).

(d)            Company has not engaged in any activities permissible only for a financial holding company under Section 4(k) of the BHC Act.

Section 3.13          Material Contracts; Defaults.

(a)            Other than the Company Benefit Plans or as set forth on Company Disclosure Schedule 3.13(a), neither Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) or amendment thereto (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which would entitle any present or former director, officer, employee or agent of Company or any of its Subsidiaries to indemnification from Company or any of its Subsidiaries, (iii) which provides that the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (iv) which grants any right of first refusal, right of first offer, or similar right with respect to any material assets or properties of Company and or Subsidiaries, (v) which provides for payments to be made by Company or any of its Subsidiaries upon a change in control, (vi) under which the Company or any of its Subsidiaries licenses (or grants or is granted rights in or to use) any material Intellectual Property, other than non-exclusive (x) in-licenses to off-the-shelf software with fees of less than $75,000 individually or in the aggregate or (y) out-licenses granted in the ordinary course of business, (vii) which provides for the lease of personal property having a value in excess of $75,000 individually or $75,000 in the aggregate, (viii) which relates to capital expenditures and involves future payments in excess of $125,000 individually or $125,000 in the aggregate, (ix) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of Company’s business, (x) which is not terminable on sixty (60) calendar days or less notice and involving the payment of more than $75,000 per annum, (xi) which materially restricts the conduct of any business by Company of any of its Subsidiaries or contains any exclusivity, most-favored nations or similar provisions, (xii) which relates to any indebtedness for borrowed money or borrowing by any of the Company’s Subsidiaries of money other than those entered into in the ordinary course of business and any guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business, (xiii) any debt securities or any swaps, hedging or derivatives arrangements (or the guarantee of any of the foregoing by the Company or any of its Subsidiaries), or (xiv) which is a settlement, consent or similar agreement and contains any material continuing obligations of Company or any of its Subsidiaries (collectively, “Material Contracts”). Company has previously made available to Buyer true, complete, and correct copies of each Material Contract.

(b)            (i) Each Material Contract is valid and binding on Company or its applicable Subsidiary and in full force and effect, and, to the Knowledge of Company, is valid and binding on the other parties thereto (assuming the due execution by each other party thereto, and except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles), (ii) Company and each of its Subsidiaries and, to the Knowledge of Company, each of the other parties thereto, has in all material respects performed all obligations required to be performed by such party to date under each Material Contract, and (iii) to the Knowledge of Company, no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default on the part of Company or any of its Subsidiaries or any other party thereto, under any such Material Contract, except, in each case, where such invalidity, failure to be binding, failure to so perform or breach or default, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on Company. No power of attorney or similar authorization given directly or indirectly by Company is currently outstanding.

(c)            Company Disclosure Schedule 3.13(c) contains a schedule showing the estimated, with reasonable precision, present value of the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement), under any employment, change-in-control, severance, salary continuation, deferred compensation, supplemental retirement or similar contract, plan or arrangement with or which covers any present or former employee, director or consultant of Company or any of its Subsidiaries and identifying the types and estimated amounts of the in-kind benefits due under any Company Benefit Plan or Material Contract for each such person, specifying the assumptions in such schedule. The failure of Company to include immaterial amounts (both individually or in the aggregate) under this Section 3.13(c) shall not constitute a breach hereof.

(d)            Other than the consents, approvals, authorizations, notices or other actions (collectively, “Company Third Party Consents”) required under Material Contracts as set forth on Company Disclosure Schedule 3.13(d), no third-party consent by any Person under any Material Contract is required in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions it contemplates.

Section 3.14          Agreements with Regulatory Agencies. Subject to Section 9.06 of this Agreement, neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its credit or risk management policies, its dividend policies, its management, its business or its operations (each, a “Company Regulatory Agreement”), nor has Company or any of its Subsidiaries been advised in writing, or to the Knowledge of Company orally, by any Governmental Authority that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement. Subject to Section 9.06 of this Agreement, to Company’s Knowledge, there are no investigations relating to any material regulatory matters pending before any Governmental Authority with respect to Company or any of its Subsidiaries.

Section 3.15          Brokers. Neither Company, Company Bank nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions, or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Company has engaged, and will pay a fee or commission to, Stephens Inc. (“Stephens”) in accordance with the terms of a letter agreement between Stephens and Company, a true, complete, and correct copy of which has been delivered by Company to Buyer.

Section 3.16          Employee Benefit Plans.

(a)            All benefit and compensation plans, contracts, policies, or arrangements (whether or not written) (i) covering current or former employees of Company or any of its Subsidiaries (the “Company Employees”), (ii) covering current or former directors of Company or any of its Subsidiaries, or (iii) with respect to which Company or any Subsidiary has or may have any liability or contingent liability (including liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), and employment, deferred compensation, stock option, stock purchase, restricted stock, stock appreciation rights, phantom stock, stock based, incentive, retention, change in control, bonus, commission, severance, vacation, sick leave, paid time off, welfare, pension, medical, dental, vision, life, disability, other health and welfare, benefit or similar plan, policy, program or arrangement (the “Company Benefit Plans”), are identified on Company Disclosure Schedule 3.16(a). True and complete copies of (i) all plan documents relating to each Company Benefit Plan including, but not limited to, any trust instruments and insurance contracts forming a part of any Company Benefit Plans and all amendments to them, (ii) IRS Forms 5500 (for the three (3) most recently completed plan years), (iii) current summary plan descriptions with respect to each Company Benefit Plan, (iv) the most recent IRS determination or opinion letters with respect to each Company Benefit Plan, (v) all material and non-routine records, notices and filings in connection with any IRS or U.S. Department of Labor audits or investigations during the prior three years with respect to each Company Benefit Plan, (vi) copies of the Form 1094-C and Form 1095-C filings for the last three years (to the extent applicable) and (vii) copies of the summary of benefits and coverage for the last three years, have been made available to Buyer, in each case, to the extent applicable.

(b)            All Company Benefit Plans are in material compliance in form and operation with all applicable Laws, including ERISA and the Code. Each Company Benefit Plan which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination or opinion letter from the IRS that is currently in effect, and no circumstance, to Company’s Knowledge, exists that would reasonably be expected to result in revocation of any such favorable determination letter or the loss of the qualification of the Company Benefit Plan under Section 401(a) of the Code. There is no pending or, to Company’s Knowledge, threatened litigation relating to the Company Benefit Plans. Neither Company nor any of its Subsidiaries has engaged in, or is aware of, a transaction with respect to any Company Benefit Plan that, assuming the taxable period of the transaction expired as of the date of this Agreement, would reasonably be expected to subject Company or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c)            No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA (including any multiple employer plan as described in 29 C.F.R. Section 4001.2), currently or formerly maintained or contributed to by Company, any of its Subsidiaries or any entity which is considered one employer with Company or any of its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Neither Company nor any ERISA Affiliate has contributed to (or been obligated to contribute to) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, a “multiple employer plan” within the meaning of Section 4063 and 4064 of ERISA, in each case, at any time during the six (6)-year period ending on the Closing Date, and neither Company nor any of its Subsidiaries has incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the thirty (30)-day reporting requirement has not been waived, has been required to be filed for any Company Benefit Plan or by any ERISA Affiliate within the thirty six (36)-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

(d)            All material contributions required to be made with respect to all Company Benefit Plans have been timely made or have been reflected on the financial statements of Company to the extent required by GAAP. With respect to each Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code, (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted and (ii) no such Company Benefit Plan is considered to be an “at-risk” plan within the meaning of Section 430 of the Code or Section 303 of ERISA.

(e)            To Company’s Knowledge, other than as set forth on Company Disclosure Schedule 3.16(e), neither Company nor any of its Subsidiaries has any obligations for retiree health or life benefits under any Company Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the Laws of any state or locality. All Company Benefit Plans that are group health plans have been operated in material compliance with the group health plan continuation requirements of Section 4980B of the Code and Sections 601-609 of ERISA, the certification of prior coverage and other requirements of Sections 701-702 and 711-713 of ERISA and the terms and conditions of the Patient Protection and Affordable Care Act. Company may amend or terminate any such Company Benefit Plan at any time without incurring any liability thereunder, other than routine administrative costs.

(f)            Other than as set forth on Company Disclosure Schedule 3.16 or as otherwise expressly provided in this Agreement, the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will not (i) entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement under any Company Benefit Plans, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Company Benefit Plans, (iv) result in any payment under any Company Benefit Plans that would be an “excess parachute payment” as defined in Section 280G of the Code, or (v) limit or restrict the right of Company or Company Bank or, after the consummation of the transactions contemplated by this Agreement, Buyer or any of its Subsidiaries, to merge, amend, or terminate any of the Company Benefit Plans.

(g)            No Company Benefit Plan provides for the indemnification, gross-up or reimbursement of Taxes under Section 4999 of the Code.

(h)            Each Company Benefit Plan that is a deferred compensation plan is in material compliance with Section 409A of the Code, to the extent applicable, and Company has not been required to withhold or pay any Taxes as a result of a failure to meet the requirements of Section 409A of the Code.

(i)             Each Option (A) was granted in material compliance with all applicable Laws and all of the terms and conditions of the applicable plan pursuant to which it was issued, and (B) has an exercise price per share equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant (as determined pursuant to the applicable Company Equity Plan) and has not otherwise been modified within the meaning of Section 409A of the Code.

(j)             Company maintains no split dollar life insurance for the benefit of any current or former executive, employee director or other service provider (the “Split Dollar Policies”).

Section 3.17          Labor Matters; Employment.

(a)            Neither Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to Company’s Knowledge threatened, asserting that Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Company’s Knowledge, threatened, nor, to Company’s Knowledge, is there any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(b)            Company and its Subsidiaries are in compliance in all material respects with, and since December 31, 2022, have complied in all material respects with, all Laws regarding employment and employment practices, terms and conditions of employment, wages and hours, plant closing notification, classification of employees and independent contractors, equitable pay practices, privacy right, labor disputes, employment discrimination, sexual harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other Laws in respect of any reduction in force (including notice, information and consultation requirements).

(c)            (i) To Company’s Knowledge, no written allegations of sexual harassment or sexual misconduct have been made in the past five (5) years against any person who is a current member of the board of directors of Company or a current officer of Company or its Subsidiaries categorized at or above Senior Vice President, (ii) in the past five (5) years neither Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any current officer at or above Senior Vice President, and (iii) there are no proceedings currently pending or, to the Knowledge of Company, threatened related to any allegations of sexual harassment or sexual misconduct by any current member of the board of directors of Company, any current Section 16 officer or any Senior Vice President.

Section 3.18          Environmental Matters.

(a)            To Company’s Knowledge, there has been no Release of, contamination by, or exposure of any Person to any Hazardous Substance (including at any facility or property in which Company or any of its Subsidiaries presently holds a security interest, Lien or a fiduciary or management role (“Company Property”)) that has or could give rise to any material liability under Environmental Law for Company or any of its Subsidiaries.

(b)            To Company’s Knowledge, Company and each of its Subsidiaries is and has been in compliance, in all material respects, with all Environmental Laws, which compliance includes obtaining and complying with all permits, licenses, registrations and other authorizations required pursuant to Environmental Laws.

(c)            Subject to Section 9.06 of this Agreement and to Company’s Knowledge, neither Company nor any of its Subsidiaries has received (i) any written notice, demand letter, claim, order, decree, report or other information regarding any actual or alleged violation of, or liability under, any Environmental Law or (ii) any written request for information reasonably indicating an investigation or other inquiry by any Governmental Authority concerning a possible violation of, or liability under, any Environmental Law.

(d)            No material Lien or encumbrance has been imposed on any facility or property owned by Company or on any Company Property in connection with any liability or potential liability arising from or related to Environmental Law and, to Company’s Knowledge, there is no action, proceeding, writ, injunction, or claim pending or threatened which could result in the imposition of any such material Lien or encumbrance.

(e)            To Company’s Knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, per- or polyfluoroalkyl substances, mold, prior manufacturing operations, dry-cleaning, or automotive services) involving Company, any of its Subsidiaries, any predecessor, any currently or formerly owned, leased or operated facility or property, or any Company Property, that could reasonably be expected in connection with any Environmental Law to (i) result in any material claim, liability, or investigation against Company or any of its Subsidiaries, (ii) result in any material restriction on the ownership, use, or transfer of any facility or property, or (iii) materially adversely affect the value of any Company Property.

(f)            Company and its Subsidiaries have furnished to Buyer all environmental assessments, audits, reports, and other material documents and information in their possession or control relating to Company, any of its Subsidiaries, any predecessor, any facility or property currently or formerly owned. leased or operated by Company or any of its Subsidiaries, or any Company Property.

(g)            There is no litigation pending or, to Company’s Knowledge, threatened against Company or any of its Subsidiaries relating to any facility or property now or formerly owned or operated by Company or any of its Subsidiaries or any predecessor or any Company Property, before any court or Governmental Authority (i) for alleged noncompliance (including by any predecessor) with or liability under any Environmental Law or (ii) relating to the Release of any Hazardous Substance.

(h)            To Company’s Knowledge, there are no underground storage tanks on, in or under any property currently owned or operated by Company or any of its Subsidiaries, or any Company Property and, to Company’s Knowledge, no underground storage tank has been closed or removed from any Company Property.

Section 3.19          Tax Matters.

(a)            Each of Company and its Subsidiaries has timely filed all income and other material Tax Returns that it was required to file under applicable Laws prior to the Effective Time, other than Tax Returns that are not yet due or for which a valid request for extension was filed consistent with requirements of applicable Laws. All such Tax Returns are correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws. All Taxes due and owing by Company or any of its Subsidiaries (as shown on any the Tax Returns of the Company or its Subsidiaries, as applicable) have been timely paid, other than any Taxes that have been reserved or accrued on the balance sheet of Company in accordance with GAAP. Neither Company nor any Subsidiary is the beneficiary of any extension of time within which to file any Tax Return (other than an automatic extension of time to file, obtained in the ordinary course of business), and neither Company nor any of its Subsidiaries currently has any open tax years for which the applicable statute of limitations has been extended or suspended (other than as a result of automatic extensions of time to file Tax Returns, obtained in the ordinary course of business). Within the past six years, no written claim has been made by an authority in a jurisdiction where Company or any Subsidiary does not file Tax Returns that it is or may be subject to taxation by, or required to file a Tax Return in, that jurisdiction. There are no Liens for Taxes (other than statutory liens for Taxes not yet due and payable, or Taxes that are being contested in good faith through appropriate proceedings and for which adequate provision has been made on the balance sheet of Company in accordance with GAAP) upon any of the assets of Company or any of its Subsidiaries.

(b)            Each of Company and its Subsidiaries has withheld and paid all income or other material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c)            No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are being conducted or, to Company’s Knowledge, are pending or threatened with respect to Company or any Subsidiary. Other than with respect to audits that have already been completed and resolved, neither Company nor any Subsidiary has received from any foreign, federal, state, or local Taxing Authority (including in jurisdictions where Company or any Subsidiary has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against Company or any Subsidiary.

(d)            Company has made available to Buyer true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to Company and its Subsidiaries for taxable periods ended December 31, 2024 (to the extent already filed) and 2023. Company has made available to Buyer correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by Company or any Subsidiary filed for the years ended December 31, 2024 and 2023. Company and each Subsidiary have timely and properly taken such actions in response to and in compliance with written notices Company or any Subsidiary has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by Law. Neither Company nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is still in effect, and no request to waive or extend such a statute of limitations or time period has been filed or is currently pending.

(e)            Neither Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Company and each Subsidiary have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Neither Company nor any Subsidiary is a party to or bound by any Tax indemnity, allocation or sharing agreement (other than an agreement with Company Bank or such provisions in a commercial agreement the principal purpose of which is not Tax). Neither Company nor any Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), or (ii) has liability for the Taxes of any Person (other than Company or any Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, or by contract.

(f)            Neither Company nor any Subsidiary shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) occurring or existing prior to the Effective Time; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(g)            Within the past two (2) years, neither Company nor any Subsidiary has distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h)            Neither Company nor any Subsidiary is or has been a party to any “listed transaction”, as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(i)             Neither Company nor any Subsidiary has deferred the payment of any Tax or claimed or received any Tax refund or credit pursuant to the CARES Act, any similar statutory relief, or any other Tax legislation related to the COVID-19 pandemic or pursuant to any written agreement with a Taxing Authority that remains unpaid.

(j)             Company Disclosure Schedule 3.19(j) sets forth the entity classification of each Subsidiary of the Company for U.S. federal income Tax purposes.

(k)            To Company’s Knowledge, neither Company nor any Subsidiary has taken or agreed to take any action, has failed to take or agreed not to take any action or has Knowledge of any fact, agreement, plan, or other circumstance that could reasonably be expected to prevent or impede the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.20          Investment Securities; Borrowings; Deposits.

(a)            Company has made available to Buyer a true and complete list of the investment securities, mortgage backed securities and any other securities owned by Company or any of its Subsidiaries, as of February 28, 2025, as well as their descriptions, CUSIP numbers, book values, market values and coupon rates. Each of the Company and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to the Company’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities and commodities are valued on the books of the Company in accordance with GAAP in all material respects. Other than Company’s ownership of capital stock of Company Bank, neither Company nor any of its Affiliates owns in excess of 5% of any class of voting securities or the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, insurance company, mortgage or loan broker, or any other financial institution. Except for investments in FHLB stock and FRB stock and pledges to secure FHLB or FRB borrowings and reverse repurchase agreements entered into in arm’s-length transactions pursuant to normal commercial terms and conditions and entered into in the ordinary course of business and restrictions that exist for securities to be classified as “held to maturity,” none of the investment securities held by Company or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment to freely dispose of such investment at any time.

(b)            Company has made available to Buyer a true and complete list, as of February 28, 2025, of the borrowed funds (excluding deposit accounts) of Company and its Subsidiaries.

(c)            Company has made available to Buyer a true and complete list, as of February 28, 2025, of the deposits of Company or any of its Subsidiaries that are “brokered” or “listing service” deposits.

(d)            Company and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Company believes are prudent and reasonable in the context of their respective businesses, and Company and its Subsidiaries have, since January 1, 2023, been in compliance with such policies, practices and procedures in all material respects.

Section 3.21          Derivative Transactions.

(a)            To the Company’s Knowledge, all Derivative Transactions entered into by Company or any of its Subsidiaries or for the account of any of its customers were entered into in accordance with applicable rules, regulations and policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Company or any of its Subsidiaries, and were entered into with counterparties believed at the time by Company or any of its Subsidiaries, as applicable, to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. Company and each of its Subsidiaries have duly performed, in all material respects, all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to Company’s Knowledge, there are no breaches, violations, or defaults or allegations or assertions of default by any party to the Derivative Transactions.

(b)            No Derivative Transaction, were it to be a Loan held by Company, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import. Each Derivative Transaction is listed on Company Disclosure Schedule 3.21(b), and the financial position of Company under or with respect to each has been reflected in the books and records of Company in accordance with GAAP consistently applied and no open exposure of Company with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $200,000.

Section 3.22          Regulatory Capitalization. Company Bank is “well capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC.

Section 3.23          Loans; Nonperforming and Classified Assets.

(a)            Company Disclosure Schedule 3.23 identifies (i) each loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of February 28, 2025, more than sixty (60) calendar days delinquent in payment of principal or interest or in default of any other material provision, (ii) each Loan that, as of February 28, 2025, was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Company or Company Bank, together with the principal amount of and accrued and unpaid interest on each Loan and the identity of the borrower, and (iii) each asset of Company that as of December 31, 2024 was classified as other real estate owned (“OREO”) and its book value as of the date of this Agreement.

(b)            Each material Loan held in Company Bank’s loan portfolio (“Company Loan”) (i) is evidenced by notes, agreements, or other evidences of indebtedness that are true, genuine, and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to Company’s Knowledge or except as Previously Disclosed, is a legal, valid, and binding obligation of the obligor named in such documents, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)            Except as Previously Disclosed, all currently outstanding Company Loans were solicited, originated, and, currently exist in material compliance with all applicable requirements of Law and Company Bank’s lending policies at the time of origination or purchase of the Company Loans, and the loan documents with respect to each Company Loan are complete and correct in all material respects. There are no material oral modifications or amendments or additional agreements related to the Company Loans that are not reflected in the written records of Company Bank. Other than loans pledged to the FHLB or the FRB, all such Company Loans are owned by Company Bank free and clear of any Liens. No claims of defense as to the enforcement of any Company Loan have been asserted in writing against Company Bank for which there is a reasonable possibility of an adverse determination, and except as Previously Disclosed, each of Company and Company Bank has no Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim, or defense for which there is a reasonable possibility of an adverse determination to Company Bank with respect to any material Company Loan. None of the Company Loans are presently serviced by third parties, and there is no obligation which could result in any Loan becoming subject to any third-party servicing.

(d)            Neither Company nor Company Bank is a party to any agreement or arrangement with (or otherwise obligated to) any Person that obligates Company to repurchase from that Person any Loan or other asset of Company or Company Bank, unless there is material breach of a representation or covenant by Company or its Subsidiaries.

Section 3.24         Allowance; Impairment.

(a)            Company’s allowance for credit losses as reflected in Company’s unaudited balance sheet as of December 31, 2024 was, and the allowance shown on the balance sheets in Company Financial Statements for periods ending on such date, in the reasonable judgment of management, was as of their dates, in compliance with Company’s existing methodology for determining the adequacy of its allowance for credit losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP, and is, in the reasonable judgment of management, adequate under all such standards.

(b)            As of December 31, 2024, any impairment on loans, investments, derivatives and any other financial instrument in the Company Financial Statements was accounted for under GAAP.

Section 3.25          Administration of Trust and Fiduciary Accounts. Neither the Company nor Company Bank has offered or engaged in providing any individual or corporate trust services or administers any accounts for which it acts as a fiduciary, including any accounts in which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

Section 3.26          Investment Management and Related Activities. None of Company, any of its Subsidiaries or Company’s or its Subsidiaries’ employees is required to be registered, licensed, or authorized under the Laws issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

Section 3.27          Repurchase Agreements. With respect to all agreements pursuant to which Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and, as of the date of this Agreement, the value of such collateral equals or exceeds the amount of the debt it secures.

Section 3.28          CRA, Anti-Money Laundering and Customer Information Security. Neither Company nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and, to Company’s Knowledge, none of Company and its Subsidiaries has been advised of, or has any reason to believe (because of Company Bank’s Home Mortgage Disclosure Act data for the fiscal year ended December 31, 2024, filed with the FDIC, or otherwise) that any facts or circumstances exist which would cause Company Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act and its implementing regulations, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “Satisfactory”; (ii) to be deemed to be operating in material violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule, or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and its implementing regulations, as well as the provisions of the information security program adopted by Company Bank pursuant to Appendix B to 12 C.F.R. Part 364. Furthermore, the board of directors of Company Bank has adopted and Company Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act. Company Bank has implemented a program with respect to the beneficial ownership requirements set forth in the final rule on Customer Due Diligence Requirements for Financial Institutions found in 81 Federal Register 29397 (July 11, 2016) and 31 C.F.R. § 1010 et seq.

Section 3.29          Transactions with Affiliates. Except as set forth in Company Disclosure Schedule 3.29, there are no outstanding amounts payable to or receivable from, or advances by Company or any of its Subsidiaries to, and neither Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any director, Executive Officer, five percent or greater shareholder, or other Affiliate of Company or any of its Subsidiaries, or to Company’s Knowledge, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, other than part of the normal and customary terms of such persons’ employment or service as a director with Company or any of its Subsidiaries and other than deposits held by Company Bank in the ordinary course of business. Except as set forth in Company Disclosure Schedule 3.29, neither Company nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors, Executive Officers, or other Affiliates other than deposit accounts of those individuals at Company Bank. All agreements between Company and any of its Affiliates comply in all material respects, to the extent applicable, with Sections 23A and 23B of the Federal Reserve Act and the FRB’s Regulation W (12 C.F.R. Part 223).

Section 3.30          Tangible Properties and Assets.

(a)            Except for properties and assets disposed of in the ordinary course of business or as permitted by this Agreement, Company or its Subsidiary has good, valid, and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the material personal property, and other material assets (tangible or intangible), used, occupied, and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent and (ii) Liens incurred in the ordinary course of business or imperfections of title, easements, and encumbrances, if any, that, individually and in the aggregate, are not material in character, amount or extent, and do not materially detract from the value and do not materially interfere with the present use, occupancy, or operation of any material asset.

(b)            Company Disclosure Schedule 3.30 sets forth a true, correct, and complete schedule of all real property (by name and location) owned by the Company or any of its Subsidiaries (the “Owned Real Property”). The Company or its Subsidiaries (a) has good and marketable title to all of the Owned Real Property, free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) mechanics’, workmens’, repairmens’, warehousemens’, carriers’, or similar Liens arising in the ordinary course of business, (iii) any Liens imposed by applicable Law, (vi) Liens for real property Taxes not yet due and payable or that are being contested in good faith through appropriate proceedings and for which adequate provision has been made on the balance sheet of Company in accordance with GAAP, (v) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (vi) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties.

(c)            Company Disclosure Schedule 3.30 sets forth a true, correct, and complete schedule of all leases, subleases, licenses and other agreements under which Company uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases” and together with the Owned Real Property, the “Company Real Property”). Each of the Leases is valid, binding, and in full force and effect and neither Company nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. There has not occurred any event and no condition exists that would constitute a termination event or a material breach by Company or any of its Subsidiaries of, or material default by Company or any of its Subsidiaries in, the performance of any covenant, agreement, or condition contained in any Lease, and to Company’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement, or condition contained in such Lease. There is no pending or, to Company’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action, or governmental or regulatory investigation of any nature with respect to the real property that Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any real property by eminent domain. Company and each of its Subsidiaries has paid all rents and other material, charges to the extent due under the Leases. There are no material pending or, to the Knowledge of Company, threatened condemnation proceedings against any Company Real Property.

Section 3.31          Intellectual Property. Company Disclosure Schedule 3.31 sets forth a true, complete, and correct list of all registered or applied-for Owned Intellectual Property. Company or its Subsidiaries exclusively owns all Owned Intellectual Property, free and clear of all Liens. The Owned Intellectual Property registrations and applications are subsisting, unexpired, valid and enforceable, and since December 31, 2022, neither Company nor any of its Subsidiaries has received notice of a claim alleging otherwise. The conduct of the business of Company or any of its Subsidiaries does not violate, misappropriate, or infringe in any material respect (collectively, “Infringe”) the Intellectual Property of any third party and since December 31, 2022, neither the Company nor any of its Subsidiaries has received any written notice alleging same. To the Knowledge of the Company, no Person is Infringing any Owned Intellectual Property.

Section 3.32          Insurance. Company Disclosure Schedule 3.32 identifies all of the material insurance policies, binders, or bonds currently maintained by Company and its Subsidiaries, other than credit-life policies (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims involving more than $100,000. Company and each of its Subsidiaries is insured with reputable insurers against such risks and in amounts as the management of Company reasonably has determined to be prudent. All the Insurance Policies are in full force and effect, and neither Company nor any of its Subsidiaries is in material default of them and all claims under the Insurance Policies have been filed in a timely fashion.

Section 3.33          Anti-Takeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation (collectively, “Takeover Restrictions”) is applicable to this Agreement and the transactions contemplated by this Agreement.

Section 3.34          Dissenting Shareholders. Company has no Knowledge of any plan or intention on the part of any shareholder of Company to make a written demand for payment of the fair value of such holder’s shares of Company Common Stock in the manner provided in Section 2.09.

Section 3.35          Fairness Opinion. The board of directors of Company has received the written opinion of Stephens to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date of this Agreement the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view. Stephens has not amended or rescinded that opinion as of the date of this Agreement.

Section 3.36          Information Supplied. None of the information supplied or to be supplied by or on behalf of Company or Company Bank for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will, in the case of the Registration Statement, at the time the Registration Statement is declared effective by the SEC and, in the case of the Proxy Statement, at the time the Proxy Statement is first sent or given to the shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Company and Company Bank make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Buyer or Buyer Bank or any of their directors, officers, agents, advisors and representatives (collectively, “Representatives”) for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement.

Section 3.37          SEC Status; Securities Issuances. Company is not subject to the registration provisions of Section 12 of the Exchange Act, nor the rules and regulations of the SEC promulgated under Section 12 of the Exchange Act, other than anti-fraud provisions of such act. Shares of Company Common Stock are quoted on the OTC Expert Market under the symbol “FIEB”. Company (i) is eligible to have shares of Company Common Stock traded on the OTC Expert Market in accordance with the rules promulgated by OTC Markets Group, Inc., (ii) complies in all material respects with all financial and other disclosure requirements for companies with securities traded on the OTC Expert Market, and (iii) complies in all material respects with all other requirements of the rules promulgated by OTC Markets Group, Inc. applicable to the OTC Expert Market. Company has complied in all material respects with all applicable state, federal or foreign securities laws, statutes, rules, regulations or orders, injunctions or decrees of any applicable government agency relating to the issuance and sale of Company Common Stock. Company represents that the preceding sentence also applies to shares of Company Common Stock held in the Company 401(k) Plan (as defined in Section 5.12(e)).

Section 3.38          Information Security. Company and its Subsidiaries use commercially reasonable and appropriate efforts and measures to protect (i) their trade secrets and confidential information and (ii) the integrity, security and continuous operation of the Systems used in connection with their businesses (and all Personal Data that are Processed thereby), and since December 31, 2022, (x) there have been no breaches, outages, violations, or unauthorized uses of or unauthorized access to same, other than incidents that were resolved without material cost, liability or the duty to notify any Person and (y) such Systems have functioned in all material respects in accordance with their specifications and intended purpose and have been free of material defects, errors, viruses, malware or other corruptants.

Section 3.39          Indemnification. Except as provided in Company’s Articles of Incorporation and Bylaws or the Material Contracts, neither Company nor any of its Subsidiaries is a party to any indemnification agreement with any of its present or former directors, officers, employees, agents or with any other persons who serve or served in any other capacity with any other enterprise at the request of Company (a “Covered Person”), and, to the Knowledge of Company, there are no claims for which any Covered Person would be entitled to indemnification under the Company’s Articles of Incorporation and Bylaws, applicable Law or any indemnification agreement.

Section 3.40          Questionable Payments. None of Company, Company Bank or any of their Subsidiaries, or to Company’s Knowledge, any director, officer, employee, agent or other person acting on behalf of Company, Company Bank or any of its Subsidiaries, has, directly or indirectly: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (b) made any unlawful payments to any foreign or domestic governmental officials, employees or agents of any foreign or domestic government or to any foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (d) established or maintained any unlawful fund of monies or other assets of Company or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of Company or any of its Subsidiaries or (f) made any other unlawful bribe, rebate, payoff, influence payment, kickback, or other material unlawful payment, regardless of form, whether in money, property or services, to any foreign or domestic governmental official, employee, or agent of any foreign or domestic government. None of Company, Company Bank or any of their Subsidiaries, or to Company’s Knowledge, any director, officer, employee, agent or other person acting on behalf of Company, Company Bank or any of its Subsidiaries, is subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

Section 3.41          Mortgage Loan Matters. Except as Previously Disclosed or as set forth on Company Disclosure Schedule 3.41, at all times while Company and its Subsidiaries have been originating and servicing qualified and non-qualified (i.e., not for sale to any public government-sponsored enterprise) residential mortgage loans (collectively, the “Mortgage Loans”), Company and its Subsidiaries:

(a)            has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in the states where each Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by it;

(b)            has developed policies and procedures governing the origination of Mortgage Loans, including, but not limited to,  ability to repay, analysis of gift letters and evaluation of financial statements from borrowers, use of third party brokers, and independent quality control,  and  is in compliance with such policies and procedures in all material respects;

(c)            utilized origination, collection and servicing practices with respect to the Mortgage Loans that have been in all material respects legal, in compliance with all applicable Laws, and customary in the mortgage origination and servicing industry, and the collection and servicing practices have been consistent with Customary Servicing Procedures;

(d)            to the Knowledge of the Company, has not been the subject of allegations of material failure to comply with applicable loan origination, servicing or claims procedures, in its most recent audits (if any); and

(e)            has in full force and effect an adequate errors and omissions policy or policies with respect to its origination and servicing operations and a standard mortgage banker’s blanket bond.

Section 3.42          SBA Matters. At all times while Company and its Subsidiaries have been originating and servicing SBA Loans, Company and its Subsidiaries (A) is and was approved and in good standing, as required, as an issuer and servicer of SBA loans, (B) has not received any written notice of any cancellation or suspension of, or material limitation on, its status as a licensee or as an approved issuer, seller/servicer or lender, as applicable, from the SBA, (C) holds and at all relevant times held in good standing all required approvals, permits and licenses of the SBA that are necessary to the conduct of the SBA-related business of Company and each of its Subsidiaries, as applicable, and (D) were and are in material compliance with the SBA’s Standard Operating Procedures.

Section 3.43          No Other Representations or Warranties. Except for the representations and warranties made by Company in this Article III or in any certificate delivered with respect thereto, and as qualified by the Company Disclosure Schedule (and any updates thereto), neither Company nor any other Person makes any express or implied representation or warranty with respect to Company or any of Company’s Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Company hereby disclaims any such other representations or warranties. Company acknowledges and agrees that neither Buyer or Buyer Bank nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article IV or in any certificate delivered with respect thereto.

Article IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Section 4.01          Making of Representations and Warranties.

(a)            Concurrently with the execution of this Agreement, Buyer has delivered to Company a schedule (the “Buyer Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Article IV or to one or more of its covenants contained in Article V; provided, however, that the mere inclusion of an item on the Buyer Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Buyer that such item represents a material exception or fact, event or circumstance or that the item disclosed is, or would reasonably be expected to have, a Material Adverse Effect with respect to Buyer.

(b)            Except (i) as set forth on the Buyer Disclosure Schedule; provided that any disclosures made with respect to a section of this Article IV shall be deemed only to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, or (ii) as disclosed in any reports, forms, schedules, registration statements and other documents publicly filed by Buyer with the SEC since December 31, 2022 prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Buyer and Buyer Bank represent and warrant as follows:

Section 4.02          Organization, Standing and Authority. Buyer is a Georgia corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and is duly registered with the FRB as a bank holding company under the BHC Act and meets the applicable requirements for qualification under the BHC Act and the regulations of the FRB. Buyer has full corporate power and authority to carry on its business as now conducted. Buyer is duly licensed or qualified to do business in the State of Georgia and each other foreign jurisdiction where its ownership or leasing of property or the conduct of its business requires qualification, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Buyer Bank is a Georgia state-chartered bank duly organized, validly existing, and in good standing under the Laws of the State of Georgia. Buyer Bank’s deposits are insured by the FDIC in the manner and to the full extent permitted by Law, and all premiums and FDIC assessments required to be paid have been paid by Buyer Bank when due. Buyer Bank is a member in good standing of the FHLB.

Section 4.03          Capital Stock. As of March 5, 2025, the authorized capital stock of Buyer consisted solely of (a) 10,000,000 shares of preferred stock, $0.01 par value per share, of which no shares are outstanding and (b) 40,000,000 shares of Buyer Common Stock, of which (i) 25,402,782 shares are outstanding as of the date of this Agreement, (ii) no shares are held by Buyer Subsidiaries and (iii) 169,134 shares are reserved for future issuance as of the date of this Agreement pursuant to outstanding options granted under the Buyer Benefit Plans. The outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. All of the outstanding shares of capital stock of Buyer’s Subsidiaries are duly authorized, validly issued, fully paid, and nonassessable and not subject to preemptive rights, and are owned by Buyer or another Subsidiary of Buyer free and clear of all security interests, liens, claims, pledges, taking actions, agreements, limitations in Buyer’s voting rights, charges, or other encumbrances of any nature whatsoever. As of the date of this Agreement, there are no options, warrants, or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments, or understandings to which Buyer is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Buyer or any of Buyer’s Subsidiaries or obligating Buyer or any of Buyer’s Subsidiaries to issue (whether upon conversion, exchange, or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Buyer or any of Buyer’s Subsidiaries, except for (i) shares of Buyer Common Stock issuable pursuant to the Buyer Benefits Plans and (ii) by virtue of this Agreement. The shares of Buyer Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid, and nonassessable and will not be subject to preemptive rights.

Section 4.04          Corporate Power. Buyer and its Subsidiaries have the corporate power and authority to carry on their business as it is now being conducted and to own all their properties and assets; and Buyer and Buyer Bank have the corporate power and authority to execute, deliver, and perform their obligations under this Agreement and to consummate the transactions contemplated by this Agreement, subject to receipt of all necessary approvals of Governmental Authorities and the approval of Buyer of the Plan of Bank Merger.

Section 4.05          Corporate Authority. Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been adopted by the board of directors of Buyer. The execution and delivery of the Bank Plan of Merger and the consummation of the Bank Merger have been adopted by the board of directors of Buyer Bank. Subject only to the adoption of the Plan of Bank Merger by the board of directors Buyer Bank and Buyer, as the sole shareholder of Buyer Bank, no other corporate proceedings on the part of Buyer are necessary to approve this Agreement or to consummate the transactions contemplated nearby. No vote of the shareholders of Buyer is required by Law, the Articles of Incorporation of Buyer, the Bylaws of Buyer or otherwise to approve this Agreement and the transactions it contemplates. Buyer and Buyer Bank each has duly executed and delivered this Agreement and, assuming due authorization, execution, and delivery by Company and Company Bank, this Agreement is a valid and legally binding obligation of Buyer and Buyer Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 4.06          SEC Documents; Other Reports; Internal Controls.

(a)            Buyer has filed all required reports, forms, schedules, registration statements and other documents with the SEC since December 31, 2022 (the “Buyer Reports”) and has paid all material associated fees and assessments due and payable. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing, as of the date of that subsequent filing), the Buyer Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC applicable to such Buyer Reports, and none of the Buyer Reports when filed with the SEC, and if amended, as of the date of the amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or necessary to make the statements, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC, as applicable, with respect to any of the Buyer Reports. None of Buyer’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. Buyer is eligible to use SEC Form S-3.

(b)            Buyer and each of its Subsidiaries have timely filed all reports, schedules, forms, registrations, statements and other documents, together with any amendments, that they were required to file since December 31, 2022 with any Governmental Authority (other than Buyer Reports) and have paid all fees and assessments due and payable. Subject to Section 9.06 of this Agreement, except for normal examinations conducted by a Governmental Authority in the regular course of the business of Buyer and its Subsidiaries, no Governmental Authority has notified Buyer that it has initiated any proceeding or, to Buyer’s Knowledge, threatened an investigation into the business or operations of Buyer or any of its Subsidiaries since December 31, 2022. Subject to Section 9.06 of this Agreement, there is no material unresolved violation or exception by any Governmental Authority with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any Governmental Authority of, Buyer or any of its Subsidiaries.

(c)            Based on its most recent evaluation prior to the date of this Agreement, Buyer has not had to disclose to Buyer’s outside auditors and the audit committee of Buyer’s board of directors (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect Buyer’s ability to record, process, summarize, and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal controls over financial reporting.

(d)            The records, systems, controls, data, and information of Buyer and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical, or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Buyer or its Subsidiaries or accountants (including all means of access to them), except for any nonexclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the following sentence. Buyer and its Subsidiaries have devised and maintained and currently maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(e)            Buyer has implemented and maintained and currently maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15(d)-15(e) of the Exchange Act) designed to ensure that material information relating to Buyer and its Subsidiaries is made known to the management of Buyer by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Buyer Reports.

(f)            Since December 31, 2022, (x) neither Buyer nor any of its Subsidiaries nor, to Buyer’s Knowledge, any director, officer, employee, auditor, accountant, or representative of Buyer or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies, or methods of Buyer or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion, or claim that Buyer or any of its Subsidiaries has engaged in inappropriate accounting or auditing practices, and (y) no attorney representing Buyer or any of its Subsidiaries, whether or not employed by Buyer or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duties, or similar violation by Buyer or any of its officers, directors, employees, or agents to the board of directors of Buyer or any committee of the board of directors or to any director or officer of Buyer.

Section 4.07          Financial Statements; Undisclosed Liabilities.

(a)            The financial statements of Buyer (including any related notes and schedules) included in the Buyer Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be expressly disclosed in the financial statements or in the notes to them), and fairly present, in all material respects, the consolidated financial position of Buyer and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of Buyer and its Subsidiaries as of the dates and for the periods shown. The books and records of Buyer and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b)            Except for (i) those liabilities that are fully reflected or reserved for in the audited consolidated financial statements of Buyer included in its Annual Report filed on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC, (ii) liabilities or obligations incurred in the ordinary course of business since December 31, 2024 in amounts consistent with past practice (including such liabilities contained in the Buyer Reports); (iii) liabilities that have been discharged or paid in full before the Effective Date; or (iv) liabilities or obligations incurred directly as a result of this Agreement, neither Buyer nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued, or contingent or otherwise and whether due or to become due), and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability that, either alone or when combined with all other liabilities of a type not described in clause (i) or (ii), has had, or would be reasonably expected to have, a Material Adverse Effect with respect to Buyer.

(c)            To the Knowledge of Buyer, Crowe LLP, which has expressed its opinion with respect to the financial statements of Buyer and its Subsidiaries (including the related notes), is and has been throughout the periods covered by such financial statements “independent” with respect to Buyer within the meaning of the rules of applicable bank regulatory authorities and the Public Company Accounting Oversight Board.

Section 4.08          Regulatory Approvals; No Defaults.

(a)            No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Buyer or any of its Subsidiaries or Affiliates in connection with the execution, delivery, or performance by Buyer of this Agreement, or to consummate the transactions contemplated by this Agreement (including the Bank Merger), except for (i) as applicable, filings of, applications or notices with, and consents, approvals or waivers by, or the making of satisfactory arrangements with, the FRB, the FDIC, the GDBF; (ii) the approval of the Bank Merger and Plan of Bank Merger by Buyer, as sole shareholder of Buyer Bank, and the filing of the Bank Merger Certificates; (iii) the filing and effectiveness of the Registration Statement with the SEC; (iv) the approval of the listing on Nasdaq of the Buyer Common Stock to be issued in the Merger; (v) the filing of the Certificate of Merger with the Georgia Secretary of State and (vi) such filings as are required to be made or approvals as are required to be obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of Buyer Common Stock in the Merger. To Buyer’s Knowledge as of the date of this Agreement, there is no fact or circumstance relating to Buyer that could reasonably be expected to result in any of the approvals set forth above and referred to in Section 6.01(b) of this Agreement not being received in order to permit consummation of the Merger and Bank Merger on a timely basis or will include a Materially Burdensome Regulatory Condition.

(b)            Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the immediately preceding paragraph and the expiration of the related waiting periods, the execution, delivery, and performance of this Agreement by Buyer and Buyer Bank, as applicable, and the consummation of the transactions contemplated by this Agreement do not and will not (i) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Buyer or any of its Subsidiaries or Affiliates, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction or Privacy Obligation applicable to Buyer or any of its Subsidiaries, or any of their respective properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Subsidiaries or Affiliates under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries or Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clauses (ii) and (iii) above, for violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to Buyer.

Section 4.09          Agreements with Regulatory Agencies. Subject to Section 9.06 of this Agreement, neither Buyer nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its credit or risk management policies, its dividend policies, its management, its business or its operations (each, a “Buyer Regulatory Agreement”), nor has Buyer or any of its Subsidiaries been advised in writing, or to the Knowledge of Buyer, orally, by any Governmental Authority that it is considering issuing, initiating, ordering, or requesting any Buyer Regulatory Agreement. Subject to Section 9.06 of this Agreement, to Buyer’s Knowledge, there are no investigations relating to any material regulatory matters pending before any Governmental Authority with respect to Buyer or any of its Subsidiaries.

Section 4.10          Absence of Certain Changes or Events. Except as reflected in Buyer’s audited balance sheet as of December 31, 2024 or in the Buyer Reports filed prior to the date of this Agreement, since December 31, 2024, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Effect with respect to Buyer or its Subsidiaries, and to Buyer’s Knowledge, no fact or condition exists which is reasonably likely to cause a Material Adverse Effect with respect to Buyer in the future.

Section 4.11          Compliance With Laws.

(a)            Buyer and each of its Subsidiaries is and since December 31, 2022 has been in compliance in all material respects with all applicable federal, state, local statutes, Laws, Privacy Obligations, regulations, ordinances, rules, judgments, orders, or decrees or applicable to Buyer, its Subsidiaries and their respective employees, including without limitation, all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and any other Law relating to discriminatory lending, financing or leasing practices, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and the Dodd-Frank Act.

(b)            Buyer and each of its Subsidiaries has all material permits, licenses, authorizations, orders, and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect and, to Buyer’s Knowledge, no suspension or cancellation of any of them is threatened.

(c)            Subject to Section 9.06 of this Agreement, neither Buyer nor any of its Subsidiaries has received, since December 31, 2022, notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Buyer’s Knowledge, do any grounds for any of the foregoing exist).

Section 4.12          Information Supplied. None of the information supplied or to be supplied by or on behalf of Buyer and Buyer Bank for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will, in the case of the Registration Statement, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented or at the time the Registration Statement is declared effective by SEC and, in the case of the Proxy Statement, at the time the Proxy Statement is first sent or given to the shareholders of Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the applicable provisions of the Securities Act. Notwithstanding the foregoing, Buyer and Buyer Bank make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Company or any Affiliates thereof or any of their Representatives for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement.

Section 4.13          Information Security. Buyer and its Subsidiaries use commercially reasonable and appropriate efforts and measures to protect (i) their trade secrets and confidential information and (ii) the integrity, security and continuous operation of the Systems used in connection with their businesses (and all Personal Data that are Processed thereby), and since December 31, 2022, (x) there have been no breaches, outages, violations, or unauthorized uses of or unauthorized access to same, other than incidents that were resolved without material cost, liability or the duty to notify any Person and (y) such Systems have functioned in all material respects in accordance with their specifications and intended purpose and have been free of material defects, errors, viruses, malware or other corruptants.

Section 4.14          Legal Proceedings.

(a)            Subject to Section 9.06 of this Agreement, neither Buyer nor any of its Subsidiaries is a party to any, nor are there any pending or, to Buyer’s Knowledge, threatened, civil, criminal, administrative or regulatory actions, suits, demand letters, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature against Buyer or any of its Subsidiaries that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to Buyer, or challenge the validity or propriety of the transactions contemplated by this Agreement.

(b)            Subject to Section 9.06 of this Agreement, there is no injunction, order, judgment, or decree imposed upon Buyer, any of its Subsidiaries, or the assets of Buyer or any of its Subsidiaries, and neither Buyer nor any of its Subsidiaries has been advised of, or is aware of, the threat of any action.

Section 4.15          Brokers. Except for the fees and expenses of Hillworth Securities, LLC (“Hillworth”) (which will be paid by Buyer), none of Buyer, Buyer Bank, or any of their officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

Section 4.16          Employee Benefit Plans. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to Buyer:

(a)            All material benefit and compensation plans, contracts, policies, or arrangements (whether or not written) (i) covering current or former employees of Buyer or any of its Subsidiaries, (ii) covering current or former directors of Buyer or any of its Subsidiaries, or (iii) with respect to which Buyer or any Subsidiary has or may have any liability or contingent liability (including liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Buyer Benefit Plans”), are in material compliance in form and operation with all applicable Laws, including ERISA and the Code. Each Buyer Benefit Plan which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination or opinion letter from the IRS that is currently in effect, and no circumstance, to Buyer’s Knowledge, exists could result in revocation of any such favorable determination letter or the loss of the qualification of the Buyer Benefit Plan under Section 401(a) of the Code. There is no pending or, to Buyer’s Knowledge, threatened litigation relating to the Buyer Benefit Plans. Neither Buyer nor any of its Subsidiaries has engaged in, or is aware of, a transaction with respect to any Buyer Benefit Plan that, assuming the taxable period of the transaction expired as of the date of this Agreement, could subject Buyer or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA;

(b)            No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Buyer or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA (including any multiple employer plan as described in 29 C.F.R. Section 4001.2), currently or formerly maintained or contributed to by Buyer, any of its Subsidiaries or any ERISA Affiliate. Neither Buyer nor any ERISA Affiliate has contributed to (or been obligated to contribute to) a “multiemployer plan” within the meaning of Section 3(37) of ERISA at any time during the six-year period ending on the Closing Date, and neither Buyer nor any of its Subsidiaries has incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Buyer Benefit Plan or by any ERISA Affiliate within the 36 month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement; and

(c)            All contributions required to be made with respect to all Buyer Benefit Plans have been timely made or have been reflected on the financial statements of Buyer to the extent required by GAAP. No Buyer Benefit Plan or single-employer plan of an ERISA Affiliate has failed to satisfy the minimum funding requirements of Section 412 of the Code or Sections 302 and 303 of ERISA, and none of Buyer or any ERISA Affiliate has an outstanding funding waiver. No Buyer Benefit Plan is considered to be an “at-risk” plan within the meaning of Section 430 of the Code or Section 303 of ERISA.

(d)            To Buyer’s Knowledge, neither Buyer nor any of its Subsidiaries has any material obligations for retiree health or life benefits under any Buyer Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the Laws of any state or locality.

Section 4.17          Labor Matters; Employment.

(a)            Neither Buyer nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to Buyer’s Knowledge threatened, asserting that Buyer or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Buyer or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Buyer’s Knowledge, threatened, nor, to Buyer’s Knowledge, any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 4.18          Tax Matters.

(a)            Buyer and each of its Subsidiaries has timely filed all income and other material Tax Returns that it was required to file under applicable Laws prior to the Effective Time, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable Laws. All such Tax Returns are correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws. All income and other material Taxes due and owing by Buyer or any of its Subsidiaries (whether or not shown on any Tax Return of Buyer or its Subsidiaries, as applicable) have been timely paid, other than any Taxes that have been reserved or accrued on the balance sheet of Buyer in accordance with GAAP or which Buyer is contesting in good faith. Neither Buyer nor any Subsidiary is the beneficiary of any extension of time within which to file any Tax Return (other than an automatic extension of time to file, obtained in the ordinary course of business), and neither Buyer nor any of its Subsidiaries currently has any open tax years for which the applicable statute of limitations has been extended or suspended (other than as a result of automatic extensions of time to file Tax Returns, obtained in the ordinary course of business). Within the past six years, no written claim has ever been made by an authority in a jurisdiction where Buyer or any Subsidiary does not file Tax Returns that it is or may be subject to taxation by, or required to file a Tax Return in, that jurisdiction. There are no Liens for Taxes (other than statutory liens for Taxes not yet due and payable, or Taxes that are being contested in good faith and for which adequate provision has been made on the balance sheet of Buyer in accordance with GAAP) upon any of the assets of Buyer or any of its Subsidiaries.

(b)           Buyer and each Subsidiary has withheld and paid all income or other material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c)            Except as described in Buyer Disclosure Schedule 4.18(c), no foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are being conducted or to Buyer’s Knowledge are pending or threatened with respect to Buyer or any Subsidiary. Other than with respect to audits that have already been completed and resolved, neither Buyer nor any of its Subsidiaries has received from any foreign, federal, state, or local Taxing Authority (including jurisdictions where Buyer or its Subsidiaries has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against Buyer or any of its Subsidiaries.

(d)           Buyer and each Subsidiary have timely and properly taken such actions in response to and in compliance with written notices Buyer or any Subsidiary has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by Law. Buyer and each Subsidiary has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is still in effect, and no request to waive or extend such a statute of limitations or time period has been filed or is currently pending.

(e)            Neither Buyer nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(f)             Buyer and each Subsidiary have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Neither Buyer nor any Subsidiary is a party to or bound by any Tax allocation or sharing agreement (other than an agreement with Buyer Bank and its Subsidiaries or such provisions in a commercial agreement the principal purpose of which is not Tax). Neither Buyer nor any Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Buyer), or (ii) has liability for the Taxes of any Person (other than Buyer or any Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, or by contract.

(g)            Neither Buyer nor any Subsidiary shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) occurring or existing prior to the Effective Time; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(h)            Within the two (2) year period ending on the date hereof, neither Buyer nor any Subsidiary has distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i)             Neither Buyer nor any Subsidiary is or has been a party to any “listed transaction”, as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(j)             Neither Buyer nor any Subsidiary has taken or agreed to take any action, has failed to take or agreed not to take any action or has Knowledge of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent or impede the Merger or Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.19          Loans.

Each material Loan held in Buyer Bank’s loan portfolio (i) is evidenced by notes, agreements, or other evidences of indebtedness that are true, genuine, and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to Buyer’s Knowledge, is a legal, valid, and binding obligation of the obligor named, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.20          CRA, Anti-Money Laundering and Customer Information Security. Neither Buyer nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and, to Buyer’s Knowledge, none of Buyer and its Subsidiaries has been advised of, or has any reason to believe (because of Buyer Bank’s Home Mortgage Disclosure Act data for the fiscal year ended December 31, 2024, filed with the FDIC, or otherwise) that any facts or circumstances exist which would cause Buyer Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and its implementing regulations, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “Satisfactory”; (ii) to be deemed to be operating in material violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule, or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and its implementing regulations, as well as the provisions of the information security program adopted by Buyer Bank pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of Buyer Bank has adopted and Buyer Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act. Buyer Bank has implemented a program with respect to the beneficial ownership requirements set forth in the final rule on Customer Due Diligence Requirements for Financial Institutions found in 81 Federal Register 29397 (July 11, 2016) and 31 C.F.R. § 1010 et seq.

Section 4.21          Regulatory Capitalization. Buyer Bank is “well capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. Buyer is “well capitalized,” as such term is defined in the rules and regulations promulgated by the FRB.

Section 4.22          Fairness Opinion. The board of directors of Buyer has received the written opinion of Hillworth to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date of this Agreement the Merger Consideration is fair to Buyer from a financial point of view. Hillworth has not amended or rescinded that opinion as of the date of this Agreement.

Section 4.23          Allowance; Impairment.

(a)            Buyer’s allowance for credit losses as reflected in Buyer’s audited balance sheet as of December 31, 2023 was, and the allowance shown on the balance sheets in Buyer financial statements for periods ending after such date, in the reasonable judgment of management, was as of their dates, in compliance with Buyer’s existing methodology for determining the adequacy of its allowance for credit losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP, and is adequate under all such standards.

(b)            As of December 31, 2023, any impairment on loans, investments, derivatives and any other financial instrument in the Buyer financial statements was correctly accounted for under GAAP.

Section 4.24          Questionable Payments. None of Buyer, Buyer Bank or any of their Subsidiaries, or to Buyer’s Knowledge, any director, officer, employee, agent or other person acting on behalf of Buyer, Buyer Bank or any of its Subsidiaries, has, directly or indirectly: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (b) made any unlawful payments to any foreign or domestic governmental officials, employees or agents of any foreign or domestic government or to any foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (d) established or maintained any unlawful fund of monies or other assets of Company or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of Company or any of its Subsidiaries or (f) made any other unlawful bribe, rebate, payoff, influence payment, kickback, or other material unlawful payment, regardless of form, whether in money, property or services, to any foreign or domestic governmental official, employee, or agent of any foreign or domestic government. None of Buyer, Buyer Bank or any of their Subsidiaries, or to Buyer’s Knowledge, any director, officer, employee, agent or other person acting on behalf of Buyer, Buyer Bank or any of its Subsidiaries, is subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

Section 4.25          Anti-Takeover Provisions. No Takeover Restrictions are applicable to this Agreement and the transactions contemplated by this Agreement.

Section 4.26          No Other Representations or Warranties. Except for the representations and warranties made by Buyer in this Article IV or in any certificate delivered with respect thereto, and as qualified by the Buyer Disclosure Schedule (and any updates thereto), neither Buyer nor any other Person makes any express or implied representation or warranty with respect to Buyer or any of Buyer’s Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Buyer hereby disclaims any such other representations or warranties. Buyer acknowledges and agrees that neither Company or Company Bank nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article III or in any certificate delivered with respect thereto.

Article V

COVENANTS

Section 5.01          Covenants of Company. During the period from the date of this Agreement and continuing until the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement, as required by applicable Law or with the prior written consent of Buyer, Company shall use commercially reasonable efforts to (a) carry on its business in the ordinary course consistent with past practice, (b) preserve its business organization intact, (c) keep available to itself and Buyer the present services of the current officers and employees of Company and its Subsidiaries and (d) preserve for itself and Buyer the goodwill of the customers of Company and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth on the Company Disclosure Schedule, as otherwise expressly contemplated or permitted by this Agreement or consented to in writing (which may include electronic mail) by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed, and Buyer shall, when considering the reasonableness of any such request, take into account the preservation of the franchise value of Company and Company Bank, as independent enterprises on a going-forward basis and the prevention of substantial deterioration of the properties of Company and its Subsidiaries), neither Company nor any of its Subsidiaries shall:

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(a)            Stock. Other than pursuant to stock options or stock-based awards outstanding as of the date of this Agreement and listed on the Company Disclosure Schedule, (i) issue, sell, grant or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any Rights, or any securities (including units of beneficial ownership interest in any partnership or limited liability company), (ii) enter into any agreement with respect to the foregoing, (iii) accelerate the vesting of any existing Rights, or (iv) change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any Rights issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities.

(b)            Dividends; Other Distributions. Make, declare, set aside or pay any dividends (other than annual dividends and/or distributions on Company Common Stock in the ordinary course of business and consistent with past practices; provided that, for the avoidance of doubt, as of the date of this Agreement, Company has declared and paid all dividends for the 2025 calendar year, as is consistent with past practices) on or make other distributions (whether in cash or otherwise) in respect of any of its capital stock, except as provided in Section 2.02(b) of this Agreement and dividends by wholly-owned Subsidiaries of Company to the Subsidiary’s parent or another wholly-owned Subsidiary of Company.

(c)            Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, severance, retention, change-in-control or similar agreements or arrangements with any director, officer, or employee of Company or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit or pay any incentive, commission or bonus payments, or grant any equity compensation, except, in each case, (i) for the retention payments and equity awards disclosed on Company Disclosure Schedule 5.01(c), (ii) as may be required by Law, (iii) to satisfy written contractual obligations existing as of the date of this Agreement and disclosed on Company Disclosure Schedule 5.01(c), if any, and (iv) salary increases, bonus, commission and incentive compensation payments in the ordinary course of business consistent with past practice and pursuant to written policies currently in effect, provided that such payments shall not exceed the aggregate amount set forth on Company Disclosure Schedule 5.01(c). Notwithstanding anything to the contrary contained in Section 5.01(c) of this Agreement, neither Company nor any of its Subsidiaries shall provide compensation of any type to any “disqualified individual” to the extent such compensation would be expected to constitute an “excess parachute payment” as defined in Section 280G of the Code, nor agree to provide any indemnification, gross-up or reimbursement in respect of any Taxes (including any interest or penalties relating thereto).

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(d)            Hiring and Terminations; Promotions. (i) Hire or terminate (other than for cause) any person as an employee of Company or any of its Subsidiaries, except for hiring at will employees at an annual rate of salary not to exceed $100,000 to fill vacancies that may arise from time to time in the ordinary course of business, (or (ii) promote any employee except to fill vacancies that may arise in the ordinary course of business or to satisfy contractual obligations existing as of the date of this Agreement and set forth on Company Disclosure Schedule 5.01(d) unless Buyer, acting through its Chief Executive Officer or President or his designee(s) consents in writing (provided that Buyer shall respond to any such request by Company, together with reasonable supporting documentation, within three (3) Business Days and such consent shall not be unreasonably withheld, conditioned or delayed).

(e)            Benefit Plans. Enter into, establish, adopt, amend, modify, terminate or accelerate the vesting, funding or payment with respect to (except (i) as may be required by or to make consistent with applicable Law, subject to the provision of prior written notice to and consultation with Buyer, (ii) to satisfy contractual obligations existing as of the date of this Agreement and set forth on Company Disclosure Schedule 5.01(e), (iii) as previously disclosed to Buyer and set forth on Company Disclosure Schedule 5.01(e), or (iv) as may be required by this Agreement), any Company Benefit Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other material employee benefit, incentive or welfare contract, plan or arrangement, or any related trust agreement (or similar arrangement), in respect of any current or former director, officer, or employee of Company or any of its Subsidiaries.

(f)            Transactions with Officers and Directors. Except pursuant to agreements or arrangements in effect on the date of this Agreement and set forth on Company Disclosure Schedule 5.01(f), or making or renewing loans to officers directors, or any of their respective immediate family members or any Affiliates or associates (as such terms are defined under the Exchange Act) that are otherwise permitted by Section 5.01(t) and compliant with Company’s Regulation O policies and procedures, pay, loan, or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation or business expense reimbursement or advancement in the ordinary course of business consistent with past practice.

(g)            Dispositions. Except in the ordinary course of business consistent with past practice, sell, transfer, license, mortgage, pledge, abandon, allow to lapse or expire, encumber or otherwise dispose of or discontinue any of its assets (tangible or intangible), deposits, business or properties, other real estate owned, or cancel or release any indebtedness owed to Company or any of its Subsidiaries, other than non-exclusive licenses granted in the ordinary course of business.

(h)            Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any material portion of the assets, business, deposits, or properties of any other entity, except for purchases specifically approved by Buyer pursuant to any other applicable paragraph of this Section 5.01.

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(i)             Capital Expenditures. Make or commit to make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice (including expenditures reasonably necessary to maintain existing assets in good repair) not exceeding more than $75,000 in the aggregate, unless Buyer, acting through its Chief Executive Officer or President or his designee(s) consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed); provided that Buyer shall grant or deny its consent to emergency repairs or replacements to prevent substantial deterioration of the condition of a property within two (2) Business Days of its receipt of a written request from the Company.

(j)             Governing Documents. Amend Company’s Articles of Incorporation or Bylaws or any equivalent documents of Company’s Subsidiaries.

(k)            Accounting Methods. Implement or adopt any change in its financial accounting principles, practices or methods, other than as may be required by applicable Law, GAAP, or applicable accounting requirements of any Governmental Authority, in each case, including changes in the interpretation or enforcement thereof.

(l)             Contracts. Enter into, materially amend, modify, renew, terminate or waive any material provision of, any Material Contract, Lease, or Insurance Policy, other than amendments, modifications, renewals, terminations, extensions, waivers, or changes that are (i) reasonably needed to carryout its business until Closing, (ii) not materially adverse to the Company or any of its Subsidiaries, and (iii) not for a term of more than twelve (12) months, and except, in all such cases, as reasonably requested by Buyer.

(m)           Claims. Other than settlement of foreclosure actions in the ordinary course of business, enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Company or any of its Subsidiaries or directors or Executive Officers is a party or becomes a party after the date of this Agreement, which settlement or agreement involves payment by Company or any of its Subsidiaries of an amount which exceeds $75,000 individually or $150,000 in the aggregate (provided that, in connection with such settlement or agreement, such aggregate amounts shall be exclusive of any amount of proceeds indirectly paid under any Insurance Policy but inclusive of any amount of proceeds paid by Company or any of its Subsidiaries as a deductible or retention) and/or would impose any material restriction on the business of Company or any of its Subsidiaries unless Buyer, acting through its Chief Executive Officer or President or his designee(s) consents in writing; provided that, this Section 5.01(m) shall not apply to Tax matters, which shall be governed by Section 5.01(u) of this Agreement.

(n)            Banking Operations. Enter into any new material line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law, regulation or policies imposed by any Governmental Authority or which management or the board of directors of Company believe would make such operations more conservative, file any application or make any contract or commitment with respect to branching or site location or relocation.

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(o)            Derivative Transactions. Enter into any Derivative Transaction.

(p)            Indebtedness. Except as set forth in Company Disclosure Schedule 5.01(p), incur, modify, extend or renegotiate any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of twelve (12) months (other than deposits, FHLB borrowings, or federal funds purchased, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than the issuance of letters of credit in the ordinary course of business consistent with past practice, unless Buyer, acting through its Chief Executive Officer or President or his designee(s) consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed).

(q)            Investment Securities. Other than in the ordinary course of business and consistent with past practice, acquire (other than (i) by way of foreclosures or acquisitions in a bona fide fiduciary capacity or (ii) in satisfaction of debts previously contracted in good faith), sell or otherwise dispose of any debt security or equity investment.

(r)            Deposits. Make any changes to deposit pricing that are not in the ordinary course of business consistent with past practice, taking into account changes in interest rates after the date hereof, or acquire any “brokered deposits” except for any extensions or renewals of existing brokered deposits, unless Buyer, acting through its Chief Executive Officer or President or his designee(s) consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed).

(s)            Loans. Take any action with respect to Loans other than as set forth on Company Disclosure Schedule 5.01(s).

(t)            Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu of foreclosure.

(u)            Taxes. Make, change or revoke any material income Tax election, change any material Tax accounting period, adopt or change any material Tax accounting method, file any amended material Tax Return, enter into, cancel or modify any closing agreement, settle or compromise any liability with respect to Taxes, request any ruling from a Governmental Authority with respect to material Taxes, enter into any material Tax sharing agreement, file any claim for a refund of material Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment.

(v)            Reorganization. Knowingly take any action or fail to take any action which action or failure to act could reasonably be expected to prevent or impede the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(w)           Compliance with Agreements. Commit any act or omission which constitutes a material breach or material default by Company under any agreement with any Governmental Authority or under any Material Contract, material Lease or other material agreement or material license to which it is a party or by which it or its properties is bound or under which it or its assets, business, or operations receives benefits.

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(x)            Environmental Assessments. Except for foreclosures in process as of the date of this Agreement, foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting an ASTM 1527-21 Phase I Environmental Site Assessment of the property that satisfies the requirements of the all appropriate inquiries standard of CERCLA § 101(35) (“Phase I Assessment”), 42 U.S.C. § 9601(35), or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence of any Recognized Environmental Condition (as defined in ASTM 1527-21) or any other material environmental issue.

(y)            Adverse Actions. Take any action or knowingly fail to take (which omission would reasonably be likely to result in such consequences), or adopt any resolutions of its board of directors in support of, any action that is intended or is reasonably likely to result in (i) a material delay in the consummation of the Merger or the transactions contemplated by this Agreement, (ii) any material impediment to Company’s ability to consummate the Merger of the transactions contemplated by this Agreement, or (iii) any of the conditions to the Merger set forth in Article VI not being satisfied, except, in each case, as may be required by applicable Law or GAAP.

(z)            Capital Stock Purchase. Directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except that Company may repurchase, redeem or otherwise acquire shares of Company Common Stock in connection with the payment of withholding taxes owed by a holder of an Option upon the vesting of an Option, as applicable, resulting from this Agreement.

(aa)          Restructuring. Merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries.

(bb)         Facilities. Except as required by Law or otherwise expressly contemplated by this Agreement, make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility, or automated banking facility.

(cc)          Loan Workouts. Compromise, resolve, or otherwise “workout” any delinquent or troubled loan, other than (i) any loan workout in the ordinary course of business, consistent with Company Bank’s current policies and procedures and past practice, or (ii) unless Buyer, acting through its President and Chief Lending Officer or his designee(s) first consents in writing (provided that Buyer shall respond to any such request by Company, together with reasonable supporting documentation, within three (3) Business Days and such consent shall not be unreasonably withheld, conditioned or delayed).

(dd)         Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

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Section 5.02          Covenants of Buyer.

(a)            Affirmative Covenants. From the date of this Agreement until the Effective Time, except as expressly contemplated or permitted by this Agreement or as required by applicable Law, Buyer shall use commercially reasonable efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the service of its officers and key employees.

(b)            Negative Covenants. From the date of this Agreement until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Company, Buyer shall not, and shall cause each of its Subsidiaries not to:

(i)            Stock. Adjust, split, combine or reclassify any capital stock of Buyer,

(ii)           Adverse Actions. Take any action or fail to take (which omission would reasonably be likely to result in such consequences) any action that is intended or is reasonably likely to result in (A) a material delay in the consummation of the Merger or the transactions contemplated by this Agreement, (B) any material impediment to Buyer’s ability to consummate the Merger or the transactions contemplated by this Agreement, (C) any of the conditions to the Merger set forth in Article VI not being satisfied except, in each case, as may be required by applicable Law or GAAP.

(iii)          Articles of Incorporation and Bylaws. Amend Buyer’s Articles of Incorporation or Buyer’s Bylaws in a manner that would adversely affect the economic benefits of the Merger to the holders of Company Common Stock or materially and adversely change the rights, terms or preferences of the Buyer Common Stock,

(iv)          Acquisitions. Enter into any agreement with respect to, or consummate any mergers or business combinations, or acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits, or properties, that would be reasonably likely to result in (A) a material delay in the consummation of the Merger or the transactions contemplated by this Agreement, or (B) any material impediment to Buyer’s ability to consummate the Merger or the transactions contemplated by this Agreement.

(v)           Reorganization. Knowingly take any action or fail to take any action which action or failure to act could reasonably be expected to prevent or impede the Merger or Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or

(vi)          Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

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Section 5.03          No Control. Nothing contained in this Agreement gives Buyer or its Subsidiaries any of their respective representatives or Affiliates, directly or indirectly, the right to control or direct the operations of Company or Company Bank prior to the Effective Time. Prior to the Effective Time, Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of Company and Company Bank.

Section 5.04          Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated by this Agreement as promptly as practicable, including the satisfaction of the conditions set forth in Article VI of this Agreement, and shall cooperate reasonably and fully to that end.

Section 5.05          Shareholder Approval.

(a)            Company agrees to take, in accordance with applicable Law, the Articles of Incorporation of Company and the Bylaws of Company, all action necessary to convene a meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Company’s shareholders in order to permit consummation of the transactions contemplated by this Agreement (including any adjournment or postponement, the “Company Meeting”) and, subject to Section 5.10 of this Agreement, shall take all lawful action to solicit shareholder approval, including by communicating to its shareholders the Company board of directors’ recommendation (and including such recommendation in the Proxy Statement) that the shareholders approve this Agreement and the transactions contemplated hereby (the “Company Board Recommendation”). However, subject to Section 5.10, Section 7.01 and Section 7.02, as applicable, if the board of directors of Company, in response to (1) a Company Intervening Event or (2) a Company Superior Proposal, in each case, after consultation with its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would be inconsistent with its fiduciary duties under applicable Law to continue to make the Company Board Recommendation, then, prior to the receipt of the Requisite Company Shareholder Approval, the board of directors of Company may withhold or withdraw or modify or qualify in a manner adverse to Buyer the Company Board Recommendation or may submit this Agreement and the Merger to its shareholders without recommendation (a “Company Adverse Recommendation Change”). Notwithstanding any Company Adverse Recommendation Change, unless this Agreement has been terminated pursuant to Section 7.01 of this Agreement or Company determines in good faith, after consultation with its outside counsel and, with respect to financial matters, its financial advisor, that it would be inconsistent with its fiduciary duties under applicable Law, Company shall submit this Agreement to its shareholders for their consideration at the Company Meeting. In the event that there is present at the Company Meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Company Shareholder Approval, Company shall not adjourn or postpone the Company Meeting unless Company, after consultation with its outside counsel, determines that failure to do so would reasonably be likely to result in a breach of applicable Law. Company shall keep Buyer updated with respect to the proxy solicitation results in connection with the Company Meeting as reasonably requested by Buyer. Company shall postpone or adjourn the Company Meeting, if, (x) as of the time for which such meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or (y) if on the date of such meeting, Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Shareholder Approval, or (z) after consultation with Buyer, to allow reasonable additional time for mailing of any supplemental or amended disclosure which Company’s board of directors has determined in good faith, after consultation with outside counsel, is necessary or advisable under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Company’s shareholders prior to the Company Meeting. Company shall only be required to postpone or adjourn the Company Meeting two (2) times, for aggregate postponements or adjournments not exceeding thirty (30) calendar days, pursuant to the immediately preceding sentence of this Section 5.05(a) and any further postponements or adjournments of the Company Meeting pursuant to such sentence (other than as provided in clause (z)) shall require the prior written consent of Buyer.

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(b)            Company shall use its reasonable best efforts to cause the Company Meeting to occur as soon as reasonably practicable after the Registration Statement has been declared effective, but in any event, the Company Meeting shall occur no later than sixty (60) days after the Registration Statement has been declared effective.

Section 5.06          Registration Statement; Proxy Statement; Nasdaq Listing.

(a)            Buyer and Company agree to cooperate in the preparation of (i) a proxy statement of Company relating to the matters to be submitted to Company’s shareholders at the Company Meeting (as amended or supplemented from time to time, the “Proxy Statement”) and (ii) Buyer’s registration statement on Form S-4 pursuant to which shares of Buyer Common Stock issuable in connection with the Merger will be registered with the SEC (as amended or supplemented from time to time, the “Registration Statement”), of which the Proxy Statement will be a part, including by providing to the other party other all non-privileged information concerning itself and its Affiliates as may be reasonably requested by the other in connection with the preparation of the Registration Statement and the Proxy Statement. Each of Buyer and Company agree to use commercially reasonable efforts to cause the Registration Statement to be filed with the SEC within sixty (60) calendar days after the date of this Agreement and to be declared effective by the SEC as promptly as reasonably practicable after its filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions it contemplates. Buyer also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Company agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents, and letters from the financial advisor and Company’s independent auditors in connection with the Registration Statement and the Proxy Statement. After the Registration Statement is declared effective under the Securities Act, Company, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement to its shareholders.

(b)            Buyer shall promptly notify Company of when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

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(c)            The Proxy Statement and the Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and their implementing rules and regulations. Each of Buyer and Company shall promptly notify the other party upon the receipt of any comments (whether written or oral) from the SEC or its staff and of any request by the SEC or its staff or any government officials for amendments or supplements to the Registration Statement, the Proxy Statement, or for any other filing or for additional information and shall supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger, or any other filing. Buyer and Company shall cooperate with each other in responding to any comments or requests by the SEC or its staff or any government officials with respect to the Registration Statement or the Proxy Statement. If at any time prior to the Company Meeting there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement or the Registration Statement, Company and Buyer shall use their commercially reasonable efforts to promptly prepare, file with the SEC (if required under applicable Law) and mail to Company shareholders and Buyer shareholders an amendment or supplement. Each of Company and Buyer shall correct any information provided by it for use in the Registration Statement or the Proxy Statement as promptly as reasonably practicable if and to the extent such information is discovered to contain any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d)            Each of Buyer and Company shall provide to the other party and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement, as applicable and all responses to requests for additional information by and replies to comments of the SEC prior to filing the Registration Statement with the SEC, and Buyer shall provide Company and its counsel with a copy of all SEC filings made by such party.

(e)            Buyer agrees to use commercially reasonable efforts to list, prior to the Effective Date, on Nasdaq the shares of Buyer Common Stock to be issued in connection with the Merger, subject to official notice of issuance prior to the Effective Time.

Section 5.07          Regulatory Filings; Consents.

(a)            Each of Buyer and Company and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts (i) to promptly prepare all documentation (including the Registration Statement and the Proxy Statement), to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, all Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger and the Bank Merger, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable (including by avoiding or setting aside any preliminary or permanent injunction or other order of any United States federal or state court of competent jurisdiction or any other Governmental Authority); provided, however, that in no event shall Buyer be required to agree to any non-standard condition or restriction in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Authority that would reasonably be expected to have a material adverse effect (measured on a scale relative to the affected party) on the condition (financial or otherwise), results of operation, liquidity, assets or deposit liabilities, properties or business of the Surviving Entity and its Subsidiaries, taken as a whole, after giving effect to the Merger and the Bank Merger, as determined by Buyer after reasonable consultation with the Company (a “Materially Burdensome Regulatory Condition”). Buyer and Company shall furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement and any application, petition, or any other statement or application made by or on behalf of Buyer or Company to any Governmental Authority in connection with the transactions contemplated by this Agreement. Provided that Company has cooperated as required by this Agreement, Buyer agrees to use commercially reasonable efforts to file the requisite applications with the FRB, FDIC and the GDBF within forty-five (45) calendar days after the date of this Agreement. The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain all Regulatory Approvals) and shall respond as promptly as practicable to the requests of Governmental Authority for documents and information. Each party shall have a reasonable opportunity to review and approve in advance all characterizations of the information relating to it and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority and Buyer and Company shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing, provided, however, that materials may be excluded or redacted as necessary (A) to comply with applicable Law, or (B) to address reasonable privilege or confidentiality concerns.

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(b)            Company shall notify Buyer promptly and shall promptly furnish Buyer with copies of notices or other communications or summaries of oral communications received by Company or any of its Subsidiaries of (i) any material communication, written or oral, from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Company, its Subsidiaries or its representatives), (ii) subject to applicable Laws and the instructions of any Governmental Authority, any material communication, written or oral, from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from Company, its Subsidiaries or its representatives), and (iii) any legal actions threatened or commenced against or otherwise affecting Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response from Company, its Subsidiaries or its representatives). With respect to any of the foregoing, Company shall consult with Buyer and its representatives so as to permit Company and Buyer and their respective representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.

(c)            Buyer shall notify Company promptly and shall promptly furnish Company with copies of notices or other material communications or summaries of oral communications received by Buyer or any of its Subsidiaries of (i) any material communication, written or oral, from any Person alleging that the consent of that Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response from Buyer or its representatives), (ii) subject to applicable Laws and the instructions of any Governmental Authority, any material communication, written or oral, from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response from Buyer or its representatives), and (iii) any legal actions threatened or commenced against or otherwise affecting Buyer or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response from Buyer, its Subsidiaries or its representatives).

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Section 5.08          Publicity. Buyer and Company shall consult with each other before issuing any press release with respect to this Agreement or the transactions it contemplates and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably delayed, conditioned or withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by Law. Without limiting the preceding sentence, Buyer and Company shall (i) cooperate to develop all public announcement materials; and (ii) make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other. In addition, Company and its Subsidiaries shall coordinate with Buyer regarding all communications with customers, suppliers, employees, shareholders, and the community in general related to the transactions contemplated by this Agreement.

Section 5.09          Access; Information.

(a)            Company and Buyer agree that upon reasonable notice and subject to applicable Laws relating to the exchange of information, each shall afford the other party and its officers, employees, counsel, accountants, and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to its books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, and personnel and to such other information relating to it as the other party may reasonably request for the purposes of verifying the representations and warranties of the other party and preparing for and consummating the transactions contemplated herein and, during such period, shall furnish promptly to the other party all information concerning its business, properties, and personnel as the other party may reasonably request. Notwithstanding the foregoing, neither Company nor Buyer shall be required to provide access to or to disclose information, where access or disclosure could reasonably be expected to (i) violate the rights of such entity’s customers, (ii) jeopardize the attorney-client privilege of the entity in possession or control of such information, (iii) result in the disclosure of any trade secrets of third parties; (iv) violate any obligation of Company or Buyer with respect to confidentiality (provided that the party who owes an obligation of confidentiality makes a reasonable effort to obtain a waiver of such obligation) including with respect to disclosure of regulatory examination ratings or other confidential supervisory information, or violate any fiduciary duty of Company or Buyer; (v) interfere with the prudent operation of such entity; or (vi) contravene any Law, rule, regulation, order, judgment, decree, or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the previous sentence apply.

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(b)            No investigation by a party or its representatives shall be deemed to modify or waive any representation, warranty, covenant, or agreement of the other party set forth in this Agreement, or the conditions to the respective obligations of Buyer and Company to consummate the transactions contemplated by this Agreement. Company shall use its reasonable efforts, subject to applicable Law and the fiduciary duties of the board of directors of Company, to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.

Section 5.10          No Solicitation by Company.

(a)            Company and its Subsidiaries shall immediately cease, and Company and its Subsidiaries shall cause each of their respective directors and officers and shall instruct each of their agents, advisors and representatives to immediately cease, any discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to a Company Acquisition Proposal. Except as permitted by this Section 5.10, after the execution and delivery of this Agreement, Company shall not, and shall cause its Subsidiaries and its and their directors and officers, and instructs its and their agents, advisors and representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage any inquiry with respect to, (ii) participate or engage in any negotiations with any Person with, or furnish any nonpublic information relating to, or (iii) engage or participate in any discussions with any Person regarding, a Company Acquisition Proposal, except to notify such Person of the existence of the provisions of this Section 5.10.

(b)            Notwithstanding Section 5.10(a), if, prior to the time Requisite Company Shareholder Approval is obtained, Company receives an unsolicited bona fide written Company Acquisition Proposal that the board of directors of Company concludes in good faith (after consultation with its outside counsel, and with respect to financial matters, its financial advisor) that such Company Acquisition Proposal constitutes or is reasonably likely to lead to a Company Superior Proposal, Company may take the following actions: (1) furnish nonpublic information with respect to Company and its Subsidiaries to the Person making such Company Acquisition Proposal, but only if (A) prior to so furnishing such information, Company has entered into a customary confidentiality agreement with such Person on terms no less favorable to Company than the mutual confidentiality agreement by and between Company and Buyer dated as of December 19, 2024, and (B) all such information has previously been provided to Buyer or is provided to Buyer prior to or contemporaneously with the time it is provided to the Person making such Company Superior Proposal or such Person’s representatives; and (2) engage or participate in any discussions or negotiations with such Person with respect to the Company Superior Proposal. Company shall promptly (and in any event within forty-eight (48) hours) advise Buyer orally and in writing of the receipt of (i) any proposal that constitutes or is reasonably likely to lead to a Company Acquisition Proposal and the material terms of such proposal (including the identity of the party making such proposal and, if applicable, copies of any documents or correspondence evidencing such proposal), and (ii) any request for information relating to Company or any of its Subsidiaries in connection with a Company Acquisition Proposal. Company shall keep Buyer informed on a reasonably current basis (and in any event at least once every two (2) Business Days) of the status of any such Company Acquisition Proposal (including any material change to its terms).

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(c)            Except as set forth in Section 5.10(d) of this Agreement, the board of directors of Company shall not (i) withhold, withdraw, or modify (or publicly propose to withhold, withdraw or modify), in a manner adverse to Buyer and Buyer Bank, its recommendation referred to in Section 5.05 of this Agreement, or (ii) approve or recommend (or publicly propose to approve or recommend) any Company Acquisition Proposal. Except as set forth in Section 5.10(d) of this Agreement, Company shall not, its board of directors shall not allow Company to, and Company shall cause its Subsidiaries and its and their Representatives not to on its behalf, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement (except for confidentiality agreements referred to and entered into in accordance with the terms of Section 5.10(b) of this Agreement) relating to any Company Superior Proposal.

(d)            Notwithstanding anything to the contrary set forth in this Agreement, the board of directors of Company may, prior to the time the Requisite Company Shareholder Approval is obtained, (i) in response to a Company Superior Proposal or Company Intervening Event which did not result from a breach of Section 5.05, Section 5.10(a), (b) or (c), make a Company Adverse Recommendation Change and/or (ii) in response to a Company Superior Proposal which did not result from a breach of Section 5.05, Section 5.10(a), (b) or (c), terminate this Agreement pursuant to Section 7.01(f) of this Agreement, in each case of clauses (i) or (ii), if the board of directors of Company has determined in good faith, after consulting with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; provided, that the board of directors of Company may not take any such action in connection with a Company Acquisition Proposal unless (1) the Company has complied in all material respects with Section 5.10 of this Agreement, (2) prior to terminating this Agreement pursuant to Section 7.01(f) of this Agreement, Company provides prior written notice to Buyer four (4) Business Days in advance (the “Notice Period”) of its intention to take such action, and furnishes to Buyer a reasonable description of the events or circumstances giving rise to its determination to take such action, which notice shall specify all material terms and conditions of such Company Superior Proposal (including the identity of the party making such Company Superior Proposal), and any material modifications to any of the foregoing, (3) at the end of the Notice Period, the board of directors of Company takes into account any amendment or modification to this Agreement proposed by Buyer and after consultation with its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would nevertheless be inconsistent with its fiduciary duties under applicable Law to continue to make the Company Board Recommendation, and (4) after the conclusion of any Notice Period, the board of directors of Company determined in good faith, after giving effect to all of the adjustments or revisions (if any) which may be offered by Buyer pursuant to sub-clause (3) above, that in the case of a Company Acquisition Proposal, such Company Acquisition Proposal continues to constitute a Company Superior Proposal, and in the case of a Company Acquisition Proposal or Company Intervening Event, it nevertheless would be inconsistent with its fiduciary duties under applicable Law to make or continue to make the Company Board Recommendation. Any material amendment to any Company Superior Proposal will be deemed to be a new Company Superior Proposal for purposes of this Section 5.10(d) and will require a new Notice Period as referred to in this Section 5.10(d), provided, that such new Notice Period shall be three (3) Business Days,

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(e)            Nothing contained in Section 5.05 of this Agreement or this Section 5.10 shall prohibit Company or its board of directors from (i) complying with its disclosure obligations under U.S. federal or state law with regard to a Company Acquisition Proposal, or, (ii) making any disclosure to Company’s shareholders if, after consultation with its outside legal counsel, Company determines that such disclosure is reasonably required under applicable Law; provided, however, that any such disclosure relating to a Company Acquisition Proposal shall be deemed to be a Company Adverse Recommendation Change unless it is limited to a stop, look, and listen communication or Company’s board of directors reaffirms the Company Board Recommendation in such disclosure and does not recommend that Company shareholders tender their shares or otherwise support such Company Acquisition Proposal, or (iii) informing any Person of the existence of the provisions contained in this Section 5.10.

Section 5.11          Indemnification; Directors’ and Officers’ Insurance.

(a)            From and after the Effective Time, Buyer (the “Indemnifying Party”) shall indemnify and hold harmless, each present and former director or officer of Company or any of its Subsidiaries (the “Indemnified Parties”) and any person who becomes an Indemnified Party between the date of this Agreement and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred after the Effective Time or not yet paid or accrued prior to the Effective Time, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, based in whole or in part, or arising in whole or in part out of, or pertaining to the fact that he or she was a director or officer of Company or any of its Subsidiaries or is or was serving at the request of Company or any of its Subsidiaries as a director, officer, employee, trustee or other agent of any other organization or in any capacity with respect to any employee benefit plan of Company or any of its Subsidiaries, including without limitation any matters arising in connection with or related to the negotiation, execution, and performance of this Agreement or any of the transactions it contemplates, to the full extent to which such Indemnified Parties would be entitled to have the right to be indemnified under the Articles of Incorporation or Bylaws of Company or its applicable Subsidiary as in effect on the date of this Agreement as though such Articles of Incorporation and Bylaws continue to remain in effect after the Effective Time and as permitted by applicable Law. Buyer shall pay expenses in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each Indemnified Party to the full extent as would have been permitted by Company or its Subsidiaries under the Company’s or such Subsidiaries’ Articles of Incorporation or Bylaws, upon receipt of an undertaking to repay such advance payments if such officer, director or employee shall be adjudicated or determined to be not entitled to indemnification in accordance with the Company’s or such Subsidiaries’ Articles of Incorporation or Bylaws. Buyer’s obligations as successor in interest to Company shall continue as required under the Articles of Incorporation and Bylaws of Company.

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(b)           Any Indemnified Party wishing to claim indemnification under this Section 5.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually and materially prejudice the Indemnifying Party and, if so, only to the extent of such actual and material prejudice. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by the Indemnified Parties in connection with the defense, except that if the Indemnifying Party elects not to assume defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements are received, the reasonable fees and expenses of counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine, and such determination shall have become final, that indemnification of an Indemnified Party is prohibited by applicable Laws and regulations.

(c)            Prior to the Closing, Company shall obtain an extension of Company’s existing directors’ and officers’ insurance policies, in each case for a claims reporting or discovery period of six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as Company’s current insurance carrier with respect to directors’ and officers’ liability insurance (“D&O Insurance”) with terms, conditions, retentions, and limits of liability that are at least as favorable to the Indemnified Parties as Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions it contemplates); provided, however, that Company will negotiate the premium for the D&O Insurance in good faith and in consultation with Buyer and in no event shall Company expend for such “tail” policy in the aggregate a premium amount in excess of an amount (the “Maximum D&O Tail Premium”) equal to 250% of the annual premiums paid by the Company for D&O Insurance as of the date of this Agreement; provided, further, that if the cost of such a tail policy exceeds the Maximum D&O Tail Premium, Company shall obtain a tail policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium. For the avoidance of doubt, Buyer shall be responsible for the payment of the aggregate premiums in connection with obtaining the D&O Insurance, and the amount of such payment shall not be included in the calculation of Transaction Costs.

(d)            If Buyer or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 5.11.

(e)            Nothing in this Agreement is intended to, shall be construed to or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Company or its officers, directors and employees, and that the indemnification of this Section 5.11 is not a substitute for any claims under any policies.

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(f)            Any indemnification payments made pursuant to this Section 5.11 are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. § 1828(k)) and the regulations promulgated by the FDIC (12 C.F.R. Part 359).

(g)           This Section 5.11 shall survive the Effective Time, is intended to benefit each Indemnified Party (each of whom shall be entitled to enforce this Section against Buyer), and shall be binding on all successors an assigns of Buyer.

Section 5.12          Employees; Benefit Plans.

(a)            All Company Employees who remain employed by Company or any of its Subsidiaries as of the Effective Time shall be subject to Buyer Bank’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance. In addition, Company and Company Bank agree, upon Buyer’s reasonable request, to facilitate discussions between Buyer and Company Employees regarding employment, consulting, or other arrangements to be effective prior to or following the Merger. Any interaction between Buyer and Company Employees shall be coordinated by Company.

(b)            Company Employees (other than those who are parties to an employment, change of control, retention or other similar type of agreement or arrangement which provides for severance or other payments or benefits upon termination) as of the date of this Agreement who remain employed by Company or any of its Subsidiaries as of the Effective Time and whose employment is terminated by Buyer (absent termination for cause as determined by the employer) within one year after the Effective Time shall, subject to the execution by each Company Employee of a standard release in favor of Buyer and Buyer Bank (if Buyer, in its discretion, requests that a release be signed), receive severance pay in a lump sum equal to two weeks’ base compensation for every year of service, subject to a minimum of four (4) weeks and up to a maximum of twenty-six (26) weeks; provided, however, that prior to the Closing Date, Buyer will allow such Company Employees a reasonable opportunity to apply for posted openings with Buyer and its Subsidiaries in efforts to retain Company Employees.

(c)            Following the Closing Date, for any Company Benefit Plan terminated for which there is a comparable Buyer Benefit Plan of general applicability, Company Employees shall be entitled to participate in such Buyer Benefit Plan (excluding any severance, defined benefit pension, deferred compensation, equity-based, change-in-control, retention and/or transaction-based plans, programs or arrangements) to the same extent as similarly-situated employees of Buyer or Buyer Bank (it being understood that inclusion of Company Employees in Buyer Benefit Plans may occur, if at all, at different times with respect to different plans). With respect to any such comparable Buyer Benefit Plan, for purposes of determining eligibility to participate, vesting, entitlement to benefits, and vacation entitlement (but not for accrual of benefits under any Buyer Benefit Plans, including any post-retirement welfare benefit plan of Buyer, but excluding any vacation and/or paid time off plans), service by a Company Employee shall be recognized to the same extent such service was recognized immediately prior to the Effective Time under a comparable Company Benefit Plan in which such Company Employee was a participant immediately before the Effective Time, or if there is no such comparable employee benefit plan, to the same extent such service was recognized under the Company 401(k) plan immediately prior to the Effective Time to the extent applicable; provided, however, that such service shall not be recognized (i) to the extent such recognition would result in a duplication of benefits, (ii) for benefit accruals under any defined benefit pension plan or for purposes of qualifying for subsidized early retirement benefits, (iii) for newly-established employee benefit plans sponsored or maintained by Buyer or any of its affiliates for which similarly-situated employees of Buyer and its affiliates do not receive past service credit, (iv) for any benefit plan that is a frozen plan or provides grandfathered benefits, or (v) for any equity-based or long-term incentive compensation plans. Nothing in this Agreement shall limit the ability of Buyer or Buyer Bank to amend or terminate any of the Company Benefit Plans or Buyer Benefit Plans in accordance with their terms at any time after the Effective Time, subject to vested rights of employees and directors that may not be terminated pursuant to the terms of the Company Benefit Plans or Buyer Benefit Plans.

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(d)            If employees of Company or any of its Subsidiaries become eligible to participate in a medical, dental, or health plan of Buyer or Buyer Bank upon termination of a similar plan of Company or any of its Subsidiaries, Buyer shall use commercially reasonable efforts to cause each plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health, or dental plans of Buyer or Buyer Bank, (ii) provide full credit under such plans for any deductible, co-payment, and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the plan year prior to participation, and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to the employee on or after the Effective Time, in each case to the extent the employee had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time for the plan year in which the Effective Time occurs.

(e)            If requested by Buyer in a written notice delivered to the Company not less than five (5) Business Days prior to the Closing Date, the Company shall cause the board of directors (or the appropriate committee thereof) of the Company or its applicable Subsidiary to adopt resolutions and take such corporate actions that are necessary to terminate each Company Benefit Plan that includes a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (each, a “Company 401(k) Plan”), effective as of the calendar day before the Closing Date. If Company terminates Company’s 401(k) plan prior to the Closing Date, Buyer shall use its commercially reasonable efforts to permit Company 401(k) participants who are employed by Company or any of its Subsidiaries as of such date to roll over any eligible rollover distributions in Company’s 401(k) plan into Buyer’s 401(k) plan.

(f)            Nothing in this Section 5.12, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.12. Without limiting the foregoing, no provision of this Section 5.12 shall create any third party beneficiary rights in any current or former employee, director, or consultant of Company or its Subsidiaries in respect of continued employment (or resumed employment) or any other matter. Nothing in this Section 5.12 is intended (i) to amend any Company Benefit Plan or any Buyer Benefit Plan, (ii) interfere with Buyer’s or the Surviving Entity’s right from and after the Closing Date to amend or terminate any Company Benefit Plan or Buyer Benefit Plan or (iii) interfere with Buyer’s or the Surviving Entity’s right from and after the Effective Time to terminate the employment or provision of services by any director, employee, independent contractor, or consultant.

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Section 5.13          Notification of Certain Changes. Buyer and Company shall promptly advise the other party of any change or event having, or which would reasonably be expected to have, a Material Adverse Effect with respect to it or which it believes would reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement. Prior to the Effective Time (and on the date prior to the Closing Date), Buyer and Company shall supplement or amend their respective Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered materially inaccurate. No supplement or amendment to the Buyer Disclosure Schedule or Company Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 6.02(a) or 6.03(a) of this Agreement, or compliance by Buyer or Company with the respective covenants and agreements. Any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 5.13 or the failure of any condition set forth in Section 6.01, Section 6.02, or Section 6.03 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 6.01, Section 6.02(a) or Section 6.03(a) to be satisfied.

Section 5.14          Current Information. During the period from the date of this Agreement to the Effective Time, Company shall cause one or more of its designated representatives to confer on a regular and frequent basis (not less than weekly) with representatives of Buyer and to report the general status of Company’s financial affairs and the ongoing operations of Company and its Subsidiaries. Without limiting the foregoing, (A) Company agrees to provide to Buyer (i) a copy of each report filed by Company or any of its Subsidiaries with a Governmental Authority (if permitted by Law) within one (1) Business Day following its filing, (ii) a copy of the Company’s audited consolidated financial statements for the year ended December 31, 2024, promptly upon receipt by the Company, and (iii) a consolidated balance sheet and a consolidated statement of operations, without related notes, within twenty (20) calendar days after the end of each month, prepared in accordance with Company’s current financial reporting practices, and (B) Company shall provide Buyer, on a monthly basis, with a schedule of all new loans, leases, extensions of credit, and renewal loans, leases and extensions of credit, or any increase in any customer’s aggregate credit outstanding or lease commitment (whether or not subject to prior approval under Section 5.01(s) of this Agreement), and provide Buyer with a copy of, and the opportunity to discuss upon request, the relevant documentation for any loan, extension of credit, lease, or renewal.

Section 5.15          Board Packages. Company shall distribute by overnight mail or by electronic mail a copy of any Company or Company Bank board package, including the agenda and any draft minutes, to Buyer promptly after it distributes a copy to the board of directors of Company or Company Bank; provided, however, that Company shall not be required to provide to Buyer copies of any documents that disclose (i) confidential discussions of this Agreement or the transactions it contemplates or any third-party proposal to acquire control of Company, (ii) any matter that Company’s board of directors has been advised by counsel may violate a confidentiality obligation or fiduciary duty or any Law or regulation, including with respect to the disclosure of regulatory examination ratings or other confidential supervisory information, or may result in a waiver of Company’s attorney-client privilege or violate the privacy rights of any customer, or (iii) any information provided to Company’s or Company Bank’s board of directors or the Loan Committee of Company’s or Company Bank’s board of directors with respect to loan- or credit-related information, including, but not limited to, loan pricing or credit decisions.

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Section 5.16          Transition; Informational Systems Conversion. From and after the date of this Agreement, Buyer and Company shall use their commercially reasonable efforts to facilitate the integration of Company with the business of Buyer following consummation of the transactions contemplated by this Agreement, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of Company and each of its Subsidiaries (the “Information Systems Conversion”) to those used by Buyer, which planning shall include, but not be limited to: (a) discussion of third-party service provider arrangements of Company and each of its Subsidiaries; (b) non-renewal or changeover, after the Effective Time, of personal property leases and software licenses used by Company and each of its Subsidiaries in connection with systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and reasonably appropriate to facilitate the conversion, as soon as practicable following the Effective Time; provided, however, that Company shall not be required to take any actions or provide any information pursuant to this Section 5.16 that would, in the Company’s reasonable determination, violate applicable federal, state or local statutes, Laws, regulations, ordinances, rules, judgments, orders or decrees related to data protection or privacy. Buyer shall promptly reimburse Company for any reasonable out of pocket fees, expenses, or charges that Company may incur as a result of taking, at the request of Buyer, any action to facilitate the Information Systems Conversion; provided, however, for the avoidance of doubt, Buyer will not reimburse Company for any amounts included in the Transaction Costs. Company and Buyer shall take all reasonable actions and execute all further documents that are reasonably required to accomplish the foregoing in compliance with all applicable Laws, including those relating to Personal Data.

Section 5.17          Access to Customers and Suppliers.

(a)            Access to Customers. Company and Buyer shall work together to promote good relations between Company Bank and its customers and to retain and grow Company Bank customer relationships prior to and after the Effective Time. Company and Buyer agree that it may be advisable from and after the date of this Agreement for representatives of Company Bank and/or of Buyer Bank to meet with Company Bank customers to discuss the business combination and related transactions contemplated by this Agreement with Company Bank customers. Meetings with Company Bank customers will only occur with the express, prior permission of Company Bank, will be arranged solely by Company Bank representatives, and will be jointly attended by representatives of both Company Bank and Buyer Bank. Company, however, shall not be required to take any actions or provide any information pursuant to this Section 5.17 that would, in the Company’s reasonable determination, violate applicable federal, state or local statutes, Laws, regulations, ordinances, rules, judgments, orders or decrees related to data protection or privacy. Nothing in this Section 5.17 shall be deemed to prohibit representatives of Company Bank and Buyer Bank to meet with and communicate with their respective customers that may also be customers of the other party.

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(b)            Access to Suppliers. From and after the date of this Agreement, Company shall, upon Buyer’s reasonable request, introduce Buyer and its representatives to suppliers of Company and its Subsidiaries for the purpose of facilitating the integration of Company and its business into that of Buyer. Any interaction between Buyer and Company’s suppliers shall be coordinated by Company. Company shall have the right to participate in any discussions between Buyer and Company’s suppliers.

Section 5.18          Environmental Assessments.

(a)            Company shall cooperate with and grant access to an environmental consulting firm selected by Buyer and reasonably acceptable to Company, during normal business hours (and at such other times as may be agreed), to any real property (including buildings or other structures) currently owned or operated by Company or any of its Subsidiaries or any Company Property for the purpose of conducting (i) Phase I Assessments (which also may include an evaluation of asbestos containing materials, polychlorinated biphenyls, lead based paint, lead in drinking water, mold, and radon); (ii) Phase II Environmental Assessments, including subsurface investigation of soil, soil vapor, and groundwater (“Phase II Assessment”); and/or (iii) surveys and sampling of indoor air and building materials for the presence of radon, asbestos containing materials, mold, microbial matter, polychlorinated biphenyls, and other Hazardous Substances. Buyer and its environmental consulting firm shall conduct all environmental assessments pursuant to this Section 5.18 at mutually agreeable times and so as to eliminate or minimize to the greatest extent possible interference with Company’s operation of its business, and Buyer shall maintain or cause to be maintained reasonably adequate insurance with respect to any assessment conducted. Buyer shall be required to restore each property to substantially its pre-assessment condition. All costs and expenses incurred in connection with any Phase I or Phase II Assessment and any restoration and clean up shall be borne solely by Buyer.

(b)            To the extent requested by Buyer, each environmental assessment shall include an estimate by the environmental consulting firm preparing such environmental assessment of the costs of investigation, monitoring, personal injury, property damage, clean up, remediation, penalties, fines or other liabilities, as the case may be, relating to the “potential environmental condition(s)” or “recognized environmental condition(s)” or other conditions which are the subject of the environmental assessment.

Section 5.19          Shareholder Litigation and Claims. In the event that any shareholder litigation related to this Agreement or the Merger or the other transactions contemplated by this Agreement is brought or, to Company’s Knowledge, threatened, against Company and/or the members of the board of directors of Company prior to the Effective Time, Company shall consult with Buyer regarding the defense or settlement of the litigation, and no such settlement shall be agreed to without Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Company shall (i) promptly notify Buyer of any shareholder litigation brought, or threatened, against Company and/or members of the board of directors of Company, (ii) keep Buyer reasonably informed with respect to the litigation’s status; provided, however, that no information need to be provided if doing so would jeopardize the attorney-client privilege or contravene any Law or binding agreement entered into prior to the date of this Agreement, and (iii) give Buyer the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation. Company shall consult with Buyer regarding the selection of counsel to represent Company in any such shareholder litigation, if other than existing firms utilized by Company or Company Bank.

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Section 5.20          Company Director Resignations. Company shall use commercially reasonable efforts to deliver to Buyer resignations of those directors of Company, Company Bank, and any of their Subsidiaries requested in writing by Buyer at least five (5) calendar days prior to the Closing Date, with each such resignation to be effective as of the Effective Time.

Section 5.21          Third Party Consents. Company shall use all commercially reasonable efforts to obtain the Company Third Party Consents prior to Closing.

Section 5.22          Coordination.

(a)            Company and Company Bank shall take any actions Buyer may reasonably request prior to the Effective Time to facilitate the consolidation of the operations of Company Bank with Buyer Bank, including, without limitation, the preparation and filing of all documentation that is necessary or desirable to obtain all permits, consents, approvals and authorizations of third parties or Governmental Authorities to close and/or consolidate any Buyer Bank or Company Bank branches or facilities and furnishing information and otherwise cooperating with Buyer in the marketing and sale to third parties, contingent on the Effective Time, of any owned or leased real property or tangible property associated with any such branches or facilities. Company shall give reasonable consideration to Buyer’s input regarding the matters reflected in this Section 5.22. Company and Company Bank shall permit representatives of Buyer Bank to be onsite at Company Bank during normal business hours to facilitate consolidation of operations and assist with any other coordination efforts as necessary, provided such efforts shall be done without undue disruption to Company’s or Company Bank’s business and at the expense of Buyer or Buyer Bank.

(b)            Upon Buyer’s reasonable request and consistent with GAAP and applicable banking Laws and regulations, (i) each of Company and its Subsidiaries shall modify or change its loan, OREO, accrual, reserve, tax, litigation, and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Buyer and (ii) Company shall make such accruals under the Company Benefit Plans as Buyer may reasonably request to reflect the benefits payable under such Company Benefit Plans upon the completion of the Merger; provided, that no such modifications, changes, or divestitures of the type described in this Section 5.22(b) shall result in any change to Company’s Reports of Conditions and Statements of Income or call into question the validity of the filings made and certifications given under this Agreement. Notwithstanding the foregoing, no such modifications, changes, or divestitures of the type described in this Section 5.22(b) need be made prior to the satisfaction of the conditions set forth in Sections 6.01(a) and 6.01(b) of this Agreement, and only in the quarter within which Closing occurs.

(c)            Company and Company Bank shall, consistent with GAAP and regulatory accounting principles, use their commercially reasonable efforts to implement at Buyer’s request internal control procedures which are consistent with Buyer’s and Buyer Bank’s current internal control procedures to allow Buyer to fulfill its reporting requirement under Section 404 of the Sarbanes-Oxley Act; provided, however, that no such modifications, changes, or divestitures need be made prior to the satisfaction of the conditions set forth in Sections 6.01(a) and 6.01(b) of this Agreement, and shall be made only in the quarter within which Closing occurs, provided, further, that no modifications, changes, or divestitures of the type described in this Section 5.22(b) shall result in any change to Company’s Reports of Conditions and Statements of Income or call into question the validity of the filings made and certifications given under this Agreement.

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(d)            No accrual or reserve or change in policy or procedure made by Company or any of its Subsidiaries pursuant to this Section 5.22 shall constitute or be deemed to be a breach, violation, of or failure to satisfy any representation, warranty, covenant, agreement, condition, or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation, or failure to satisfy shall have occurred. The recording of any such adjustment shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Company or its management with any such adjustments.

(e)            Subject to Section 5.22(b) of this Agreement, Buyer and Company shall reasonably cooperate (i) to minimize any potential adverse impact to Buyer under ASC 805, and (ii) to maximize potential benefits to Buyer and its Subsidiaries under Section 382 of the Code in connection with the transactions contemplated by this Agreement, in each case consistent with GAAP, the rules and regulations of the SEC, and applicable banking Laws.

Section 5.23          Reserved.

Section 5.24          Takeover Restrictions. None of Company, Buyer or their respective boards of directors shall take any action that would cause any Takeover Restriction to become applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated from any applicable Takeover Restriction now or hereafter in effect. If any Takeover Restriction may become, or may purport to be, applicable to the transactions contemplated by this Agreement, each party and the members of their respective boards of directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated and otherwise act to eliminate or minimize the effects of any Takeover Restriction on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Restriction.

Section 5.25          Allowance for Credit Losses. Company Bank will maintain its allowance for credit losses in accordance with GAAP as applied to banking institutions, including with respect to CECL, and all applicable rules and regulations, and in the reasonable opinion of management, at a level adequate in all respects to provide for all probable losses, net of recoveries relating to loans previously charged off, on Loans outstanding (including accrued interest receivable) of Company Bank and other extensions of credit (including letters of credit or commitments to make loans or extend credit); provided, however, that the Company Bank’s allowance for credit losses as of the Effective Time shall not be less than 1.1% of Company Bank’s total Loans (the “Minimum Allowance Amount”).

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Section 5.26          Expense Reduction. In the event that the SEC or any other Governmental Authority objects or raises concern with respect to the Expense Reduction, Company and Buyer agree to work in good faith to adjust the Merger Consideration to account for the amount of the Expense Reduction.

Section 5.27          Certain Tax Matters.

(a)            Each of Buyer and the Company shall take any actions required to cause each of the Merger and the Bank Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by reporting consistently for all U.S. federal, state, and local income Tax or other purposes. Without limiting the generality of the foregoing, neither Buyer nor the Company shall take any action, or fail to take any action, that would reasonably be expected to cause the Merger or the Bank Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. Without limiting the provisions of this Section 5.27, each of Buyer and the Company shall comply with the recordkeeping and information reporting requirements set forth in Treasury Regulations Section 1.368-3.

(b)            Prior to Closing, the Company shall pay or properly accrue all unpaid Taxes of the Company during the Pre-Closing Tax Period; provided, that the amount of any Taxes paid or properly accrued pursuant to this Section 5.27(b) in satisfaction of missed, incomplete or past due payments, including all penalties and interest thereon, plus the pro rata amount of such Taxes that will be due for the tax year ended December 31, 2025, shall be included in the calculation of Transaction Costs.

Article VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01          Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of Buyer and Company to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the parties prior to the Closing Date of each of the following conditions:

(a)            Shareholder Approvals. The Requisite Company Shareholder Approval shall have been obtained.

(b)            Regulatory Approvals; No Materially Burdensome Regulatory Condition. All Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger and the Bank Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods shall have expired or been terminated, and no such Regulatory Approvals includes or contains, or shall have resulted in the imposition of, any Materially Burdensome Regulatory Condition.

(c)            No Injunctions or Restraints; Illegality. No judgment, order, injunction, or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction, or decree shall have been enacted, entered, promulgated, or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement.

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(d)            Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

(e)            Nasdaq Listing. The shares of Buyer Common Stock issuable pursuant to the Merger shall have been listed on Nasdaq, subject to official notice of issuance.

Section 6.02          Conditions to Obligations of Company. The obligations of Company to consummate the Merger also are subject to the fulfillment or written waiver by Company prior to the Closing Date of each of the following conditions:

(a)            Representations and Warranties. The representations and warranties of Buyer set forth in (i) Section 4.03 and 4.10 of this Agreement (after giving effect to the lead-in to Article IV) shall be true and correct (other than in the case of Section 4.03 such failures to be true and correct as are de minimis) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and (ii) Sections 4.02, 4.04, 4.05, 4.06 and 4.15 of this Agreement (in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations of Buyer set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on Buyer. Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to the foregoing effect.

(b)            Performance of Obligations of Buyer. Buyer shall have performed and complied with all of its covenants and other obligations under this Agreement in all material respects at or prior to the Closing Date, and Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to that effect.

(c)            Tax Opinion. Company shall have received an opinion from Alston & Bird LLP (or other nationally recognized tax counsel reasonably acceptable to Company), dated as of the Closing Date, in substance and form reasonably satisfactory to Company to the effect that, on the basis of the facts, representations, and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Alston & Bird LLP may reasonably require and rely upon representations contained in certificates of officers of each of Company and Buyer.

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(d)            Other Actions. Buyer shall have furnished Company with such certificates of their respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.02 as Company may reasonably request.

Section 6.03          Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Merger are subject to the fulfillment or written waiver by Buyer prior to the Closing Date of each of the following conditions:

(a)            Representations and Warranties. The representations and warranties of Company set forth in (i) Sections 3.03 and 3.10(a) of this Agreement (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.03 of this Agreement, such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date) and (ii) Sections 3.02, 3.05, 3.06 and 3.08 of this Agreement and 3.15 of this Agreement (in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations of Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on Company. Buyer shall have received a certificate, dated as of the Closing Date, signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company to the foregoing effect.

(b)            Performance of Obligations of Company. Company shall have performed and complied with all of its covenants and other obligations under this Agreement in all material respects at or prior to the Closing Date, and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Company by the Chief Financial Officer and Chief Executive Officer of Company to that effect.

(c)            Tax Opinion. Buyer shall have received an opinion from Hunton Andrews Kurth LLP (or other nationally recognized tax counsel reasonably acceptable to Buyer), dated as of the Closing Date, in substance and form reasonably satisfactory to Buyer to the effect that, on the basis of the facts, representations, and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Hunton Andrews Kurth LLP may reasonably require and rely upon representations contained in certificates of officers of each of Company and Buyer.

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(d)            FIRPTA Certification. Company shall have delivered duly executed documentation dated as of the Closing Date reasonably satisfactory to Buyer in form and substance consisting of (i) a certification complying with the Code and the Treasury Regulations certifying that Company is not, and was not, a “United States real property holding corporation” (as the term is defined in Section 897(c)(2) of the Code and the Treasury Regulations promulgated in connection therewith) at any time during the applicable period specified by Section 897(c)(1)(A)(ii) of the Code ending on the Closing Date, and (ii) a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), which notice shall be delivered by Buyer to the IRS on behalf of Company after the Closing.

(e)            Dissenting Shares. No more than ten percent (10%) of the outstanding shares of Company Common Stock have become and remain Dissenting Shares as described in Section 2.09 of this Agreement.

(f)            Director Support Agreements. Each of the Support Agreements will be in full force and effect and will have been complied with in all material respects.

(g)            Releases. Buyer will have received from each of the directors and executive officers of Company and Company Bank a release dated as of the Closing Date in substantially the form attached to the Agreement as Exhibit C.

(h)            Other Actions. Company shall have furnished Buyer with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.03 of this Agreement as Buyer may reasonably request.

Section 6.04       Frustration of Closing Conditions. Neither Buyer nor Company may rely on the failure of any condition set forth in Section 6.01, Section 6.02, or Section 6.03 of this Agreement, to be satisfied if such failure was caused by such party’s failure to use commercially reasonable efforts to consummate the Merger, as required by and subject to Section 5.04 of this Agreement.

Article VII

TERMINATION

Section 7.01          Termination. This Agreement may be terminated and the Merger and the Bank Merger may be abandoned:

(a)            Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Buyer and Company if the board of directors of Buyer and the board of directors of Company each so determines by a majority vote of its entire board of directors.

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(b)            No Regulatory Approval. By either Buyer or Company, if its board of directors so determines by a majority vote of the members of its entire board of directors, in the event the approval of any Governmental Authority required for consummation of the Merger or Bank Merger shall have been denied by final, nonappealable action by such Governmental Authority or an application seeking approval of the Merger or Bank Merger shall have been permanently withdrawn at the request of a Governmental Authority, unless the failure to obtain such approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein.

(c)            Breach of Representations and Warranties. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement in this Agreement in a manner that would entitle the other party not to consummate the Merger or Bank Merger) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of Buyer, in the case of a termination by Company, or Company, in the case of a termination by Buyer, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 6.02 of this Agreement, in the case of a termination by Company, or Section 6.03 of this Agreement, in the case of a termination by Buyer, and which is not cured by the earlier of the End Date and thirty (30) calendar days following written notice to Buyer, in the case of a termination by Company, or Company, in the case of a termination by Buyer, or by its nature or timing cannot be cured during such period.

(d)            Breach of Covenants. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement in this Agreement in a manner that would entitle the other party not to consummate the Merger or Bank Merger) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party which shall not have been cured by the earlier of the End Date or thirty (30) calendar days following written notice to the party committing the breach from the other party, or if the breach, by its nature or timing, cannot be cured during such period.

(e)            Delay. By either Buyer or Company if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement (the “End Date”), unless the Effective Time is delayed solely on account of a determination not having been made on the transaction by any Governmental Authority required for consummation of the Merger or Bank Merger in which case such date may be extended unilaterally by Buyer for an additional sixty (60) days, or such later date as may be mutually agreed to by Buyer and Company; provided, that the right to terminate under this Section 7.01(e) will not be available to any party whose failure to perform an obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date.

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(f)            Superior Proposal. By Company if at any time after the date of this Agreement and prior to obtaining the Requisite Company Shareholder Approval, Company receives a Company Acquisition Proposal; provided, however, that Company shall not terminate this Agreement pursuant to the foregoing clause unless:

(i)            Company shall have complied with Section 5.10 of this Agreement, including the conclusion by the board of directors of Company (after consultation with its outside counsel, and with respect to financial matters, its financial advisor) that such Company Acquisition Proposal constitutes or is reasonably likely to lead to a Company Superior Proposal and that the failure to take such actions would be inconsistent with its fiduciary duties under applicable Law;

(ii)           the board of directors of Company concurrently approves, and Company concurrently enters into, a definitive agreement with respect to the Company Superior Proposal; and

(iii)          Company pays the Termination Fee payable pursuant to Section 7.02 of this Agreement.

(g)            Failure to Recommend; Third-Party Acquisition Transaction; Etc. By Buyer, prior to the Company Meeting, if (i) Company shall have materially breached its obligations under Section 5.10 of this Agreement, (ii) the board of directors of Company shall have failed to make its recommendation referred to in Section 5.05 of this Agreement or made a Company Adverse Recommendation Change, whether or not permitted by Section 5.10 of this Agreement, (iii) the board of directors of Company shall have recommended, proposed, or publicly announced its intention to recommend or propose, to engage in an Acquisition Transaction with any Person other than Buyer or a Subsidiary or Affiliate of Buyer, whether or not permitted by Section 5.10 of this Agreement, (iv) a tender or exchange offer for 20% or more of the outstanding shares of Company Common Stock is commenced and the board of directors of Company shall have failed to publicly recommend against such tender or exchange offer within five (5) Business Days of being requested to do so by Buyer, or (v) Company shall have materially breached its obligations under Section 5.05 of this Agreement by failing to call, give notice of, convene, and hold the Company Meeting in accordance with Section 5.05 of this Agreement.

(h)            No Shareholder Approval; Dissenting Shareholders. By either Buyer or Company, if the Requisite Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Company Meeting.

(i)            Price of Buyer Common Stock. By Company if:

(i)            the Average Closing Price is less than 80% of the Average Initial Price; and

(ii)           the number obtained by dividing the Average Closing Price by the Average Initial Price is less than the number obtained by dividing (A) the Final Index Price (as defined below) by (B) the Initial Index Price (as defined below) and subtracting 0.20 from such quotient; provided, however, that a termination by Company pursuant to this Section 7.01(i) will have no force and effect if Buyer agrees in writing (within two (2) Business Days after receipt of Company’s written notice of such termination) to increase, subject to Section 2.08, either (1) the Aggregate Cash Consideration and/or (2) the Aggregate Stock Consideration, such that the sum of such additional consideration plus the value of the Aggregate Stock Consideration is equal to $76,331,936 (valuing the Aggregate Stock Consideration based on the Average Closing Price). If within such two (2) Business Day period, Buyer delivers written notice to Company that Buyer intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies Company in writing of the revised Aggregate Cash Consideration and/or the revised Aggregate Stock Consideration, then no termination will occur pursuant to this Section 7.01(i), and this Agreement will remain in full force and effect in accordance with its terms (except that the Aggregate Cash Consideration and/or the Aggregate Stock Consideration will be modified in accordance with this Section 7.01(i)).

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(iii)            For purposes of this Section 7.01(i), the following terms will have the meanings indicated below:

(A)           “Average Initial Price” means the average of the closing price per share of Buyer Common Stock on NASDAQ for the ten (10) consecutive trading days ending on and including the trading day immediately preceding the date of this Agreement.

(B)            “Average Closing Price” means the average of the closing price per share of Buyer Common Stock on NASDAQ for the ten (10) consecutive trading days ending on and including the third (3rd) trading day preceding the Closing Date.

(C)            “Final Index Price” means the average of the daily closing value of the Index for the ten (10) consecutive trading days ending on and including the third (3rd) trading day preceding the Closing Date.

(D)            “Index” means the KBW Regional Bank Index.

(E)            “Initial Index Price” means the closing value of the Index on the date immediately prior to the date of this Agreement.

Section 7.02          Termination Fee. In recognition of the efforts, expenses and other opportunities foregone by Buyer while structuring and pursuing the Merger:

(a)            Company shall pay to Buyer by wire transfer of immediately available funds a termination fee equal to $8,239,563 (the “Termination Fee”) as promptly as practicable (but in any event within three (3) Business Days of termination):

(i)            in the event Company terminates this Agreement pursuant to Section 7.01(f) of this Agreement, in which case Company shall pay the Termination Fee at or prior to the time of such termination, or

(ii)           in the event Buyer terminates this Agreement pursuant Section 7.01(g) of this Agreement.

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(b)            In the event that (A) (i) after the date of this Agreement and prior to the termination of this Agreement, a Company Acquisition Proposal, whether or not conditional, shall have been publicly announced (or any Person shall have, after the date of this Agreement, publicly announced an intent, whether or not conditional, to make a Company Acquisition Proposal) and not withdrawn or (ii) the board of directors of Company has made a Company Adverse Recommendation Change (or publicly proposed to make a Company Adverse Recommendation Change) prior to or on the date of Company Meeting (including any postponement or adjournment at which the vote on which the Merger is held), (B) thereafter this Agreement is terminated by either Buyer or Company pursuant to Section 7.01(h) of this Agreement or by Buyer pursuant to Section 7.01(c) or, Section 7.01(d) of this Agreement, and (C) within twelve (12) months after the date of such termination, Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Transaction (whether or not such Acquisition Transaction resulted from or was related to the Company Acquisition Proposal referred to in the foregoing clause (A)(i), if applicable), then Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such Acquisition Transaction, pay Buyer, by wire transfer of immediately available funds, a fee equal to the Termination Fee; provided, that for purposes of this Section 7.02(b), all references in the definition of Acquisition Transaction to “20%” shall instead refer to “50%.”

(c)            Company and Buyer each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer would not enter into this Agreement; accordingly, if Company fails promptly to pay any amounts due under this Section 7.02 and, in order to obtain such payment, Buyer commences a suit that results in a judgment against Company for such amounts, Company shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (x) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication), designated therein as the prime rate on the date such payment was due, (y) plus 200 basis points, together with the costs and expenses of Buyer (including reasonable legal fees and expenses) in connection with the suit. The amounts payable by Company pursuant to this Section 7.02 constitute liquidated damages and not a penalty, and, except in the case of fraud or a willful and material breach, shall be the sole monetary remedy in the event of a termination of this Agreement specified in this Section 7.02.

(d)            Notwithstanding anything to the contrary set forth in this Agreement, if Company pays or causes to be paid to Buyer or to Buyer Bank the Termination Fee, neither Company nor Company Bank (or any successor in interest of Company or Company Bank) nor any of their officers, directors or affiliates will have any further obligations or liabilities to Buyer or Buyer Bank with respect to this Agreement or the transactions contemplated by this Agreement, and if Buyer pays or causes to be paid to Company or to Company Bank the Termination Fee, neither Buyer nor Buyer Bank will have any further obligations or liabilities to Company or Company Bank with respect to this Agreement or the transactions contemplated by this Agreement, in each case except in the case of fraud.

Section 7.03          Effect of Termination. In the event of termination of this Agreement pursuant to this Article VII, no party to this Agreement shall have any liability or further obligation to any other party other than as set forth in Section 7.02 of this Agreement, provided, however, termination will not relieve a breaching party from liability for fraud or any willful and material breach of any covenant, agreement, representation, or warranty of this Agreement giving rise to such termination and provided that in no event will a party be liable for any punitive damages. For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

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Article VIII

DEFINITIONS

Section 8.01          Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Transaction” means any of the following (other than the transactions contemplated by this Agreement) involving Company: (a) any merger, consolidation, share exchange, business combination, or other similar transaction; (b) any sale, lease, exchange, mortgage, pledge (excluding any FHLB or FRB pledges or other Company Bank borrowing), transfer or other disposition of assets and/or liabilities that constitute 20% or more of the assets of Company in a single transaction or series of transactions; or (c) any tender offer or exchange offer for 20% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection with a tender offer or exchange offer.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Recitals.

“Aggregate Cash Consideration” has the meaning set forth in Section 2.01(c)(i) of this Agreement.

“Aggregate Stock Consideration” has the meaning set forth in Section 2.01(c)(ii) of this Agreement.

“Approval Date” has the meaning set forth in Section 1.03 of this Agreement.

“Bank Merger” has the meaning set forth in the recitals to this Agreement.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“BHC Act” means the Bank Holding Company Act of 1956, as amended.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of Georgia are authorized or obligated to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

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“Buyer Bank” has the meaning set forth in the preamble to this Agreement.

“Buyer Benefit Plans” has the meaning set forth in Section 4.16(a) of this Agreement.

“Buyer Common Stock” means the common stock, $0.01 par value per share, of Buyer.

“Buyer Disclosure Schedule” has the meaning set forth in Section 4.01(a) of this Agreement.

“Buyer Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of Buyer and its Subsidiaries.

“Buyer Regulatory Agreement” has the meaning set forth in Section 4.09 of this Agreement.

“Buyer Reports” has the meaning set forth in Section 4.06(a) of this Agreement.

“Buyer Share Issuance” has the meaning set forth in Section 3.07(a) of this Agreement.

“Calculation Date” has the meaning set forth in Section 2.02(a) of this Agreement.

“Call Reports” has the meaning set forth in Section 3.09(a) of this Agreement.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Cash Payment” has the meaning set forth in Section 2.07(a) of this Agreement.

“CECL” means Current Expected Credit Losses, a credit loss accounting standard that was issued by the Financial Accounting Standards Boards on June 16, 2016, pursuant to Accounting Standards Update (ASU) No. 2016, Topic 326, as amended.

“Certificate” means any certificate or book entry statement which immediately prior to the Effective Time represents shares of Company Common Stock.

“Certificate of Merger” has the meaning set forth in Section 1.04 of this Agreement.

“Closing” and “Closing Date” have the meanings set forth in Section 1.03 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Community Reinvestment Act” or “CRA” means the Community Reinvestment Act of 1977, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company 401(k) Plan” has the meaning set forth in Section 5.12(e) of this Agreement.

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“Company Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, inquiry or proposal relating to any Acquisition Transaction or any public announcement by any Person (which shall include any regulatory application or notice) of a proposal, plan, or intention with respect to any Acquisition Transaction.

“Company Adverse Recommendation Change” has the meaning set forth in Section 5.05(a) of this Agreement.

“Company Annual Financial Statements” has the meaning set forth in Section 3.09(a) of this Agreement.

“Company Balance Sheet Date” has the meaning set forth in Section 3.10(a) of this Agreement.

“Company Bank” has the meaning set forth in the preamble to this Agreement.

“Company Benefit Plans” has the meaning set forth in Section 3.16(a) of this Agreement.

“Company Board Recommendation” has the meaning set forth in Section 5.05(a) of this Agreement.

“Company Common Stock” means the common stock, $5.00 par value per share, of Company.

“Company Disclosure Schedule” has the meaning set forth in Section 3.01(a) of this Agreement.

“Company Employees” has the meaning set forth in Section 3.16(a) of this Agreement.

“Company Equity Plans” has the meaning set forth in Section 2.07(a) of this Agreement.

“Company Financial Statements” has the meaning set forth in Section 3.09(a) of this Agreement.

“Company Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of Company and its Subsidiaries.

“Company Intervening Event” means a material event, fact, circumstance, development or occurrence which is unknown and not reasonably foreseeable to or by the board of directors of Company as of the date hereof (and does not relate to a Company Superior Proposal), but becomes known to or by the board of directors of Company prior to obtaining the Requisite Company Shareholder Approval; provided, that the fact alone that Company meets or exceeds any internal or published forecasts or projections for any period shall not be considered to be a Company Intervening Event (it being understood that the underlying cause of such over-performance by Company may be taken into account to the extent not otherwise excluded by this definition).

“Company Loan” has the meaning set forth in Section 3.23(b) of this Agreement.

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“Company Property” has the meaning set forth in Section 3.18(a) of this Agreement.

“Company Meeting” has the meaning set forth in Section 3.36 of this Agreement.

“Company Real Property” has the meaning set forth in Section 3.30(c) of this Agreement.

“Company Regulatory Agreement” has the meaning set forth in Section 3.14 of this Agreement.

“Company Superior Proposal” means any unsolicited bona fide written Company Acquisition Proposal with respect to more than 50% of the outstanding shares of capital stock of Company or substantially all of the assets of Company that is (a) on terms which the board of directors of Company determines in good faith (after taking into account all the terms and conditions of the Company Acquisition Proposal and this Agreement (including any written proposal by Buyer to adjust the terms and conditions of this Agreement)), including any breakup fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation, the form of consideration offered and the ability of the person making such proposal to obtain financing for such Company Acquisition Proposal, after consultation with its financial advisor, to be more favorable from a financial point of view to Company’s shareholders than the transactions contemplated by this Agreement, and (b) that constitutes a transaction that, in the good faith judgment of the board of directors of Company, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory, and other aspects of the proposal.

“Company Third Party Consents” has the meaning set forth in Section 3.13(d) of this Agreement.

“Covered Person” has the meaning set forth in Section 3.39 of this Agreement.

“Customary Servicing Procedure” means, with respect to each Mortgage Loan, those mortgage servicing practices and procedures (including collection procedures) that are in all material respects legal, proper and customary in the mortgage servicing business of prudent mortgage servicers that service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with (a) the terms of the related Mortgage Note and Mortgage, and (b) applicable Law.

“D&O Insurance” has the meaning set forth in Section 5.11(c) of this Agreement.

“Derivative Transaction” means any swap transactions, option, warrant, forward purchase or sale transactions, futures transactions, cap transactions, floor transactions, or collar transactions relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events, or conditions or any indexes, or any other similar transactions (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to them.

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“Dissenters Cash Payment” has the meaning set forth in Section 2.09 of this Agreement.

“Dissenting Shares” has the meaning set forth in Section 2.09 of this Agreement.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Director Support Agreements” has the meaning set forth in the recitals of this Agreement.

“Effective Time” has the meaning set forth in Section 1.04 of this Agreement.

“End Date” has the meaning set forth in Section 7.01(e) of this Agreement.

“Environmental Law” means any Law, any judicial or administrative order, decree, or any agency requirement relating to: (a) pollution, public or worker health or safety, or the protection or restoration of the indoor or outdoor environment, human health, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes: (a) the following statutes, as amended, any successor law, and any implementing regulations, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; and (b) common law that may impose liability (including strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.16(c) of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means such exchange agent as may be designated by Buyer and reasonably acceptable to Company to act as agent for purposes of conducting the exchange procedures described in Section 2.05 of this Agreement (which shall be Buyer’s transfer agent).

“Exchange Fund” has the meaning set forth in Section 2.05(a) of this Agreement.

“Exchange Ratio” has the meaning set forth in Section 2.01(c) of this Agreement.

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“Executive Officer” means each officer of (i) Buyer who files reports with the SEC pursuant to Section 16(a) of the Exchange Act, and (ii) those officers of Company set forth on Appendix A.

“Exercise Price” has the meaning set forth in Section 2.07(a) of this Agreement.

“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Deposit Insurance Act” means the Federal Deposit Insurance Act of 1950, as amended.

“Federal Reserve Act” means the Federal Reserve Act of 1913, as amended.

“FHLB” means the Federal Home Loan Bank of Atlanta.

“Final Expense Statement” has the meaning set forth in Section 2.02(c) of this Agreement.

“Final Transaction Costs” has the meaning set forth in Section 2.02(c)(ii) of this Agreement.

“FINRA” means the Financial Industry Regulatory Authority.

“FRB” means the Federal Reserve Bank of Atlanta.

“GAAP” means accounting principles generally accepted in the United States of America.

“GBCC” has the meaning set forth in Section 1.01 of this Agreement.

“GDBF” means the Georgia Department of Banking and Finance.

“Governmental Authority” means any federal, state, local or foreign court, regulator, administrative agency, or commission or other governmental authority or instrumentality.

“Gramm-Leach-Bliley Act of 1999” means the Financial Services Modernization Act of 1999, as amended, which is commonly referred to as the “Gramm-Leach-Bliley Act.”

“Hazardous Substance” means any and all substances, materials and wastes (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials, or words of similar meaning or regulatory effect (or for which liability or standards of conduct may be imposed) under any Environmental Law that may have a negative impact on human health or the environment, including petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substance, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins and airborne pathogens (naturally occurring or otherwise).

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“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 5.11(a) of this Agreement.

“Information Systems Conversion” has the meaning set forth in Section 5.16 of this Agreement.

“Initial Expense Statement” has the meaning set forth in Section 2.02(c) of this Agreement.

“Insurance Policies” has the meaning set forth in Section 3.32 of this Agreement.

“Intellectual Property” means all worldwide intellectual property, including (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to them; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of them); (c) copyrights (including any registrations and applications for any of them and all copyrights in Systems); (d) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies, and (e) all applications and registrations for any of the foregoing.

“IRS” means the Internal Revenue Service.

“Knowledge” of any Person (including references to a Person being aware of a particular matter) as used with respect to Company and its Subsidiaries means those facts that are actually known, after reasonable inquiry, by the Executive Officers and the directors of Company and Company Bank, and as used with respect to Buyer and its Subsidiaries means those facts that are actually known, after reasonable inquiry, by the Executive Officers of Buyer and Buyer Bank and the directors of Buyer and Buyer Bank. Without limiting the scope of the immediately preceding sentence, the term “Knowledge” includes any fact, matter, or circumstance set forth in any written notice received by Company or Buyer, respectively, from any Governmental Authority.

“Law” means any statute, law (including common law), ordinance, rule, or regulation of any Governmental Authority that is applicable to the referenced Person.

“Leases” has the meaning set forth in Section 3.30(c) of this Agreement.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge or other claim of third parties of any kind.

“Loans” has the meaning set forth in Section 3.23(a) of this Agreement.

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“Material Adverse Effect” means with respect to any Person, any effect, circumstance, occurrence or change that (a) is material and adverse to the financial position, results of operations, or business of such Person and its Subsidiaries, taken as a whole, or (b) which does or would materially impair the ability of such Person to perform its obligations under this Agreement; provided, however, that for the purposes of clause (a) above, Material Adverse Effect shall not be deemed to include the impact of: (i) changes, after the date hereof, in Law or interpretations of Law by Governmental Authorities; (ii) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally; (iii) changes, after the date hereof in general economic or capital market conditions affecting financial institutions or their market prices generally, including, but not limited to, changes in levels of interest rates generally; (iv) the effects of the expenses incurred by Company or Buyer or their respective Affiliates in negotiating, documenting, effecting, and consummating the transactions contemplated by this Agreement; (v) any action or omission required by this Agreement or taken, after the date of this Agreement, by Company with the prior written consent of Buyer, and vice versa, or as otherwise expressly permitted or contemplated by this Agreement or at the written direction of Buyer; (vi) the public announcement of this Agreement or the pendency of the transactions contemplated herein (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, lessors or employees); (vii) changes, after the date hereof, in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States; (viii) natural disasters, pandemics (including the outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, and the governmental and other responses thereto) or other force majeure events; (ix) a failure, in and of itself, to meet earnings projections or internal financial forecasts or any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, but not including any underlying causes thereof; (x) employee departures or terminations after announcement of this Agreement; (xi) a decline in the trading price of Buyer Common Stock (subject to as provided in Section 7.01(i) and it being understood and agreed that the facts and circumstances giving rise to such change in trading price that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect); (xii) impact arising from information Previously Disclosed; and (xiii) impact of this Agreement and the Transactions on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement), except, with respect to subclauses (i), (ii), (iii), (vii) or (viii), to the extent that the effects of such change are disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate.

“Materially Burdensome Regulatory Condition” has the meaning set forth in Section 5.07 of this Agreement.

“Material Contracts” has the meaning set forth in Section 3.13(a) of this Agreement.

“Maximum D&O Tail Premium” has the meaning set forth in Section 5.11(c).

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Consideration” means the sum of (i) the Aggregate Cash Consideration, plus (ii) the Aggregate Stock Consideration.

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“Minimum Allowance Amount” has the meaning set forth in Section 5.25 of this Agreement.

“Mortgage” means with respect to a Mortgage Loan, the mortgage, deed of trust or other instrument securing the related Mortgage Note.

“Mortgage Loans” has the meaning set forth in Section 3.41 of this Agreement.

“Mortgage Note” means the note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage and any riders thereto.

“Mortgaged Property” means the real property and fixtures encumbered by a Mortgage.

“Mortgagor” means with respect to each Mortgage Loan, the obligor on a Mortgage Note, including any co-borrower, co-maker, co-signor or guarantor, who is obligated under the terms of such Mortgage Note.

“Nasdaq” has the meaning set forth in Section 3.07(a) of this Agreement.

“National Labor Relations Act” means the National Labor Relations Act of 1935, as amended.

“New Certificates” has the meaning set forth in Section 2.05(a) of this Agreement.

“Option” and “Options” have the meaning set forth in Section 2.07(a) of this Agreement.

“OREO” has the meaning set forth in Section 3.23(a) of this Agreement.

“Owned Intellectual Property” means Intellectual Property owned or purported to be owned by the Company or its Subsidiaries.

“Owned Real Property” has the meaning set forth in Section 3.30(b) of this Agreement.

“Patient Protection and Affordable Care Act” means the Patient Protection and Affordable Care Act, as amended.

“Per Share Cash Consideration” has the meaning set forth in Section 2.01(c)(i) of this Agreement.

“Per Share Cash Equivalent Consideration” means the sum of (i) the Per Share Cash Consideration and (ii) the VWAP of the Buyer Common Stock on Nasdaq for the consecutive period of ten (10) full trading days ending on the third trading day immediately preceding the Closing Date, as provided by Nasdaq.

“Per Share Stock Consideration” has the meaning set forth in Section 2.01(c)(ii) of this Agreement.

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“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization, or other organization or firm of any kind or nature.

“Personal Data” means all data that identifies or that, whether alone or in combination with other data, can reasonably be used to identify an individual or household, including all “personal data,” “personal information,” “personally identifiable information” or similar terms under applicable Law.

“Phase I Assessment” has the meaning set forth in Section 5.01(x) of this Agreement.

“Phase II Assessment” has the meaning set forth in Section 5.18(a) of this Agreement.

“Pre-Closing Tax Period” means any taxable period (or portions thereof) that ends on or prior to the Closing Date.

“Previously Disclosed” means information related to certain Mortgage Loans, and reasonably apparent on the face of such information that such information relates to certain Mortgage Loans, previously disclosed to Buyer before the date of this Agreement.

“Privacy Obligation” means all applicable Laws, binding industry or self-regulatory standards or public or posted privacy policies with respect to Personal Data and/or the Processing thereof.

“Processing” has the meaning ascribed to such term in any applicable Law governing Personal Data.

“Proxy Statement” has the meaning set forth in Section 5.06 of this Agreement.

“Registration Statement” has the meaning set forth in Section 5.06 of this Agreement.

“Regulatory Approval” has the meaning set forth in Section 3.07(a) of this Agreement.

“Release” means, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment.

“Requisite Company Shareholder Approval” has the meaning set forth in Section 3.06 of this Agreement.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities, and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SBA” means the United States Small Business Administration.

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“SBA License” means a license granted under the Small Business Act (15 U.S.C. 632 et seq.) and any other authorization needed in order to originate and service SBA Loans.

“SBA Loan” means a loan that is guaranteed by the SBA.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Special Dividend” has the meaning set forth in Section 2.02(b) of this Agreement.

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the party. For purposes of this Agreement any reference to a Company Subsidiary means Company Bank.

“Surviving Entity” shall have the meaning set forth in Section 1.01 of this Agreement.

“Systems” means all hardware, computers, software, websites, applications, databases, systems, networks and other information technology assets and equipment.

“Takeover Restrictions” shall have the meaning set forth in Section 3.33 of this Agreement.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, profits, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, business, severance, stamp, occupation, property, custom duties, unemployment, environmental, capital stock, occupancy, or other tax, custom, duty, governmental fee or other like assessment or charge in the nature of tax (including withholding on amounts paid to or by any Person) imposed by a Governmental Authority, together with any interest, additions or penalties, whether disputed or not.

“Taxing Authority” means any Governmental Authority responsible for the imposition, assessment or collection of any Tax.

“Tax Returns” means any return, declaration or other report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Taxing Authority, including any schedules or attachment thereto, and any amendment thereof, and including any information returns, claim for refund, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Termination Fee” has the meaning set forth in Section 7.02(a) of this Agreement.

“The date hereof” or “the date of this Agreement” means March 16, 2025.

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“Transactions Costs” has the meaning set forth in Section 2.02(c)(i) of this Agreement.

“Transaction Expense Allowance” has the meaning set forth in Section 2.02(a) of this Agreement.

“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.

“Treasury” means the United States Department of the Treasury.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and its implementing regulations.

“Voting Agreement” has the meaning set forth in the recitals to this Agreement.

“VWAP” means volume-weighted average trading price of a share of Buyer Common Stock on Nasdaq.

Article IX

MISCELLANEOUS

Section 9.01          Survival. No representations, warranties, agreements, and covenants contained in this Agreement (other than agreements or covenants that by their express terms are to be performed after the Effective Time) shall survive the Effective Time or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements, and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party or any of its Affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

Section 9.02          Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision or (b) amended or modified at any time, by an agreement in writing among the parties executed in the same manner as this Agreement, except that after the receipt of the Requisite Company Shareholder Approval, there may not be, without further approval of such shareholders of Company, no amendment shall be made which by Law requires such further approval without obtaining that approval.

Section 9.03          Governing Law; Waiver.

(a)            This Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of Georgia, without regard for the conflicts of law principles thereof.

(b)            Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party irrevocably and unconditionally waives any right such party may have to a trial by jury in any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions it contemplates. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that any other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.03.

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Section 9.04          Expenses. Except as otherwise provided in Section 5.18 and Section 7.02 of this Agreement, each party will bear all expenses incurred by it in connection with this Agreement and the transactions it contemplates, including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing in this Agreement shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

Section 9.05          Notices. All notices, requests, and other communications to a party shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, or if by email, upon confirmation of receipt, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to Buyer:

MetroCity Bankshares, Inc.

5114 Buford Highway NE

Doraville, Georgia 30340

Attention: Nack Y. Paek, Chairman and Chief Executive Officer

E-mail: npaek@metrocitybank.bank

With a copy (which shall not constitute notice) to:

Hunton Andrews Kurth LLP

1445 Ross Avenue, Suite 3700

Dallas, Texas 75202

Attention:      Peter G. Weinstock

Beth A. Whitaker

E-mail:            pweinstock@Hunton.com

bwhitaker@Hunton.com

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If to Company:

First IC Corporation

5593 Buford Highway

Doraville, Georgia 30340

Attention: Dong Wook Kim, President and Chief Executive Officer

Email: dkim@firsticbank.com

With a copy (which shall not constitute notice) to:

Alston & Bird LLP

1201 West Peachtree Street
Atlanta, GA 30309

Attention:       Mark C. Kanaly

David S. Park

E-mail:            Mark.Kanaly@alston.com

David.Park@alston.com

Section 9.06          Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation, or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including “confidential supervisory information” as defined in any regulation or rule adopted or promulgated by a Governmental Authority) by any party to this Agreement to the extent prohibited by applicable Law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

Section 9.07          Entire Understanding; No Third Party Beneficiaries. This Agreement, together with the Exhibits, the Disclosure Schedules, and the mutual confidentiality agreement between Company and Buyer, dated December 19, 2024 (the “Confidentiality Agreement”), represents the entire understanding of the parties with reference to the transactions contemplated by this Agreement, and this Agreement supersedes any and all other oral or written agreements previously made, except that the Confidentiality Agreement shall remain in full force and effect. Except for the Indemnified Parties’ rights under Section 5.13 of this Agreement, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, Buyer and Company agree that their respective representations, warranties, and covenants are solely for the benefit of the other party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or Company Employees who might be affected by Section 5.14 of this Agreement), other than the parties, any rights or remedies, including the right to rely upon the representations and warranties set forth in this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in the representations and warranties are subject to waiver by the parties in accordance with Section 9.02 of this Agreement without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the Knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

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Section 9.08          Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal, and enforceable provision which, insofar as practical, implements the purposes and intentions of this Agreement.

Section 9.09          Enforcement of the Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court in the State of Georgia having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and that the party seeking an injunction shall not be required to post any bond. Each party to this Agreement (a) irrevocably and unconditionally consents to and submits itself to the jurisdiction of the Superior Court of Fulton County, Georgia, (b) agrees that any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement will be filed in the Superior Court of Fulton County, Georgia, and (c) if and only if the Superior Court of Fulton County, Georgia lacks subject-matter jurisdiction over such action or proceeding, or any part thereof, that action or proceeding may be brought in the United States District Court for the Northern District of Georgia. Any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement not within the subject-matter jurisdiction of the Superior Court of Fulton County, Georgia and not within the subject-matter jurisdiction of the United States District Court for the Northern District of Georgia may be brought in any court in Georgia with subject-matter jurisdiction. The parties irrevocably and unconditionally waive any venue and/or personal-jurisdiction objection to the bringing of any action described in this paragraph in any of the courts enumerated in this paragraph. Each party to this Agreement waives any defense or inconvenient forum to the maintenance of any action or proceeding so brought in any such Georgia Courts and waives any bond, surety or other security that might be required of any other party in any such Georgia Courts with respect to such action or proceeding. To the full extent permitted by applicable Law, any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.05 of this Agreement. Nothing in this Section 9.09, however, shall affect the right of any party to serve legal process in any other manner permitted by law. EACH OF BUYER, BUYER BANK AND COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 9.10          Interpretation. When a reference is made in this Agreement to sections, exhibits, or schedules, the reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise expressly indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 9.11          Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

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Section 9.12          Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, may be executed by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile machine or e-mail delivery of a “.pdf” format data file shall have the same effect as originals. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement and any signed agreement or instrument entered into in connection with this Agreement or any amendment or waivers hereto or thereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement in counterparts by their duly authorized officers, all as of the day and year on page one.

FIRST IC CORPORATION

By:	/s/ Chong W. Chun
Name:	Chong W. Chun
Title:	Chairman

FIRST IC BANK

By:	/s/ Chong W. Chun
Name:	Chong W. Chun
Title:	Chairman

IN WITNESS WHEREOF, the parties have executed this Agreement in counterparts by their duly authorized officers, all as of the day and year on page one.

METROCITY BANKSHARES, INC.

By:	/s/ Nack Y. Paek
Name:	Nack Y. Paek
Title:	Chairman and Chief Executive Officer

METRO CITY BANK

By:	/s/ Nack Y. Paek
Name:	Nack Y. Paek
Title:	Executive Chairman